As filed with the Securities and Exchange Commission on July 30, 2018

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HDFC Bank Limited

(Exact name of registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

Republic of India	HDFC Bank House Senapati Bapat Marg Lower Parel, Mumbai 400 013 India +91 22 3976 0000	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Address and telephone number of Registrant’s principal executive offices)	(I.R.S. Employer Identification Number)

Depositary Management Corporation

570 Lexington Avenue, New York, New York 10022

(212) 319-4800

(Name, address and telephone number of agent for service)

With copies to:

Philip J. Boeckman, Esq. Cravath, Swaine & Moore LLP CityPoint, One Ropemaker Street London EC2Y 9HR +44 (0)20 7453 1000	John W. Banes, Esq. Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017 +1 (212) 450 4116

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933. Emerging growth company  ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered(1)	Amount to be registered(2)	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Equity shares, par value Rs.2 per share		$	$	$

(1)	American Depositary Shares evidenced by American Depositary Receipts issuable on deposit of the equity shares registered hereby have been registered under a separate registration statement on Form F-6EF, File No. 333-175521. Each American Depositary Share represents three equity shares.
(2)	An indeterminate number of equity shares is being registered as may from time to time be sold at indeterminate prices. In accordance with Rules 456(b) and 457(r) under the Securities Act, the Registrant is deferring payment of all of the registration fee.

PROSPECTUS

HDFC Bank Limited

American Depositary Shares

Representing

Equity Shares

From time to time, we may sell American Depositary Shares, or ADSs, representing our equity shares in amounts, at prices and on terms described in one or more supplements to this prospectus. Each ADS offered represents three equity shares.

This prospectus provides a general description of our ADSs. The specific terms of any offering of ADSs will be set forth in a supplement to this prospectus. The prospectus supplement may also add to, update or change the information contained in this prospectus. You should read this prospectus and any supplement carefully before you invest.

We may offer and sell ADSs representing our equity shares to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. The prospectus supplement for an offering will provide the specific terms of the plan of distribution.

Our ADSs are listed on the New York Stock Exchange under the symbol “HDB”. The last reported sale price of our ADSs on July 27, 2018 was US$109.7 per ADS.

Investing in our ADSs involves risk. See the “Risk Factors” section contained in the applicable prospectus supplement and in the documents we incorporate by reference to this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 30, 2018.

You should rely only on the information contained in this prospectus and any accompanying prospectus supplement. We have not authorized anyone to provide you with additional or different information. This prospectus is not making an offer of these securities in any jurisdiction or state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the cover of this prospectus.

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ABOUT THIS PROSPECTUS

This document is called a prospectus and is part of a registration statement that we have filed with the U.S. Securities and Exchange Commission, or SEC, using a “shelf” registration process. This prospectus provides you with a general description of the ADSs representing our equity shares that we may offer. Each time we offer ADSs representing our equity shares, we will provide a supplement to this prospectus. The accompanying prospectus supplement will describe the specific terms of that offering, and may also include a discussion of any special considerations applicable to our ADSs. The accompanying prospectus supplement may also add, update or change the information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the accompanying prospectus supplement, you should rely on the information in the accompanying prospectus supplement. Please read carefully this prospectus and the accompanying prospectus supplement. In addition to the information contained in the documents, we refer you to the information contained under the headings “Available Information” and “Incorporation of Certain Information by Reference”. The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the ADSs offered under this prospectus. The registration statement, including the exhibits, can be read on the SEC website or at the SEC’s offices, each of which is listed under the heading “Available Information”.

All references in this prospectus and the accompanying prospectus supplement to “we”, “us”, “our”, “HDFC Bank” or “the Bank” shall mean HDFC Bank Limited. Any reference in this prospectus and the accompanying prospectus supplement to “fiscal” shall be to our fiscal year ended or ending March 31.

AVAILABLE INFORMATION

We will furnish to holders of our ADSs, through the Depositary, English language versions of any reports, notices and other communications that we generally transmit to holders of our equity shares.

We have filed with the SEC a registration statement on Form F-3 and a registration statement on Form F-6 under the U.S. Securities Act with respect to the offered ADSs. This prospectus, which is a part of the registration statement on Form F-3, does not contain all of the information set forth in these registration statements. Statements made in this prospectus as to the contents of any contract, agreement or other document, are not necessarily complete. Where we have filed a contract, agreement or other document as an exhibit to these registration statements, we refer to the exhibit for a more complete description of the matter involved, and each of our statements in this prospectus with respect to that contract, agreement or document is qualified in its entirety by such reference.

We file reports, including annual reports on Form 20-F, and other information with the SEC pursuant to the rules and regulations of the SEC that apply to foreign private issuers. You may read and copy any materials filed with the SEC at the Public Reference Room at 100 F Street, N.E., Washington, D.C. 20459. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public over the Internet at the SEC’s website at www.sec.gov. You can also obtain information about us at the offices of the New York Stock Exchange, 11 Wall Street, New York, New York 10005.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference the information we furnish to or file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and some later information that we file with the SEC will automatically be deemed to update and supersede this information. We incorporate by reference the following documents that have been furnished or filed with the SEC:

•	the Registration Statement on Form 8-A we filed with the SEC on July 16, 2001;

•	the Annual Report on Form 20-F we filed with the SEC on July 25, 2018 for the fiscal year ended March 31, 2018, which we refer to as our “2018 Form 20-F”; and

•	our current report on Form 6-K we furnished to the SEC on July 30, 2018 relating to our unaudited interim standalone financial results under accounting principles generally accepted in India, the requirements of the Banking Regulation Act, 1949 (the “Banking Regulation Act”) and related regulations issued by the Reserve Bank of India (“RBI”) (collectively, “Indian GAAP”) as of and for the three months ended June 30, 2018.

We also incorporate by reference into this prospectus any future filings on Form 20-F made with the SEC pursuant to the Exchange Act of 1934, as amended (the Exchange Act), after the date of this prospectus and prior to the consummation of the offering of the ADSs, and to the extent designated therein, future reports on Form 6-K furnished to the SEC.

Any statement contained in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed or furnished document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this prospectus.

You should assume that the information appearing in this prospectus and any accompanying prospectus supplement, as well as the information we previously filed with the Commission and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.

We will provide without charge to each person, including any beneficial owner of our common shares or of ADSs, to whom a copy of this prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). Requests should be directed to Santosh Haldankar, HDFC Bank House, Senapati Bapat Marg, Lower Parel, Mumbai 400 013, India (Telephone: +91 22 6652 1099).

FORWARD-LOOKING STATEMENTS

We have included statements in this prospectus which contain words or phrases such as “will”, “aim”, “will likely result”, “believe”, “expect”, “will continue”, “anticipate”, “estimate”, “intend”, “plan”, “contemplate”, “seek to”, “future”, “objective”, “goal”, “project”, “should”, “will pursue” and similar expressions or variations of these expressions, that are “forward-looking statements”. Actual results may differ materially from those suggested by the forward-looking statements due to certain risks or uncertainties associated with our expectations with respect to, but not limited to, our ability to implement our strategy successfully, the market acceptance of and demand for various banking services, future levels of our non-performing loans, our growth and expansion, the adequacy of our allowance for credit and investment losses, technological changes, volatility in investment income, our ability to market new products, cash flow projections, the outcome of any legal, tax or regulatory proceedings in India and in other jurisdictions we are or become a party to, the future impact of new accounting standards, our ability to pay dividends, the impact of changes in banking regulations and other regulatory changes on us in India and other jurisdictions, our ability to roll over our short-term funding sources and our exposure to market and operational risks. By their nature, certain of the market risk disclosures are only estimates and could be materially different from what may actually occur in the future. As a result, actual future gains, losses or impact on net income could materially differ from those that have been estimated.

In addition, other factors that could cause actual results to differ materially from those estimated by the forward-looking statements contained in this document include, but are not limited to: general economic and political conditions, instability or uncertainty in India and the other countries which have an impact on our business activities or investments caused by any factor, including terrorist attacks in India, the United States or elsewhere, anti-terrorist or other attacks by the United States, a United States-led coalition or any other country, tensions between India and Pakistan related to the Kashmir region or between India and China, military armament or social unrest in any part of India; the monetary and interest rate policies of the Government of India (the “Government”), natural calamities, inflation, deflation, unanticipated turbulence in interest rates, foreign exchange rates, equity prices or other rates or prices; the performance of the financial markets in India and globally, changes in Indian and foreign laws and regulations, including tax, accounting and banking regulations, changes in competition and the pricing environment in India, and regional or general changes in asset valuations. For further discussion on the factors that could cause actual results to differ, see “Risk Factors”.

CERTAIN DEFINITIONS

Term	Definition
2018 Form 20-F	means the Annual Report on Form 20-F we filed with the SEC on July 25, 2018 for the fiscal year ended March 31, 2018.

Banking Regulation Act	means the Banking Regulation Act, 1949.

Deposited securities	means the deposited shares and any additional securities, property and cash held by the custodian and received on or in substitution for the deposited shares.

DIPP	means the Department of Industrial Policy and Promotion.

DR Scheme	means the Depository Receipts Scheme, 2014.

FDI	means foreign direct investment.

FDI Policy	means the Consolidated Policy on Foreign Direct Investment.

FEMA Amendments	means amendments to the Foreign Exchange Management Act issued as part of the Finance Act, 2015.

FEMA Transfer or Issue of Security Regulations 2017	means the Foreign Exchange Management (Transfer or Issue of Security by a Person Resident Outside India) Regulations, 2017.

FII Regulations	means the Securities and Exchange Board of India (Foreign Institutional Investors) Regulations, 1995.

FIIA	means the Foreign Investment Implementation Authority.

FIPB	means the Foreign Investment Promotion Board.

Foreign Exchange Management Act	means the Foreign Exchange Management Act, 1999.

FPI	means foreign portfolio investor.

FPI Regulations	means the Securities and Exchange Board of India (Foreign Portfolio Investors) Regulations, 2014.

Government	means the Government of India.

HDBFSL	means HDB Financial Services Limited.

HSL	means HDFC Securities Limited.

Indian Civil Procedure Code	means the Code of Civil Procedure, 1908.

Indian GAAP	means, collectively, accounting principles generally accepted in India, the requirements of the Banking Regulation Act and related regulations issued by the RBI.

NBFC	means non-banking financial company.

Term	Definition

ODIs	means offshore derivative instruments.

QFIs	means qualified foreign investors.

RBI	means the Reserve Bank of India.

SEBI	means the Securities and Exchange Board of India.

SOP	means the Standard Operating Procedure issued by the DIPP.

Takeover Code	means the Securities and Exchange Board of India (Substantial Acquisitions of Shares & Takeovers) Regulations, 2011, as amended.

THE BANK

This summary highlights certain information about us. Because it is a summary, it may not contain all of the information that you should consider before deciding whether or not you should purchase our ADSs. You should carefully read this prospectus, any accompanying prospectus supplement, if any, and the documents incorporated herein and therein by reference for a more complete understanding of our business. You should pay special attention to the sections entitled “Risk Factors” beginning on page 13 of this prospectus, and “Risk Factors” beginning on page 29 of our 2018 Form 20-F, our consolidated audited financial statements and the notes thereto in our 2018 Form 20-F and incorporated herein by reference, and our unaudited interim standalone financial results under Indian GAAP as of and for the three months ended June 30, 2018 and the notes thereto incorporated herein by reference.

Overview

We are a new generation private sector bank in India. Our goal is to be the preferred provider of financial services to our customers in India across metro, urban, semi-urban and rural markets. Our strategy is to provide a comprehensive range of financial products and services to our customers through multiple distribution channels, with what we believe are high quality services, advanced technology platforms and superior execution.

We have grown rapidly since commencing operations in January 1995. As of March 31, 2018, we had 4,787 branches, 12,635 ATMs in 2,691 cities and towns and 43.6 million customers. On account of the expansion in our geographical reach and the resultant increase in market penetration, our assets have grown from Rs.9,067.0 billion as of March 31, 2017 to Rs.11,367.3 billion as of March 31, 2018. Our net income has increased from Rs.140.5 billion for fiscal 2017 to Rs.178.5 billion for fiscal 2018. Our loans and deposits as of March 31, 2018 were at Rs.7,263.7 billion and Rs.7,883.8 billion respectively. Across business cycles, we believe we have maintained a strong balance sheet and a low cost of funds. As of March 31, 2018, gross non-performing customer assets as a percentage of gross customer assets was 1.41%, while net non-performing customer assets constituted 0.61% of net customer assets. In addition, our net customer assets represented 96.2% of our deposits and our deposits represented 69.4% of our total liabilities and shareholders’ equity. The average non-interest bearing current accounts and low-interest bearing savings accounts represented 42.2% of total deposits as of March 31, 2018. These low-cost deposits and the cash float associated with our transactional services led to an average cost of funds (including equity) of 4.4% for fiscal 2018. We had a return on equity (net income as a percentage of average total shareholders’ equity) of 16.5% for fiscal 2018 and 14.9% for fiscal 2017, and at March 31, 2018 had a total capital adequacy ratio (calculated pursuant to RBI guidelines) of 14.82%. Our Common Equity Tier I (“CET-I”) ratio was 12.25% as at March 31, 2018.

We have three principal business activities: retail banking, wholesale banking and treasury operations:

Retail Banking. We consider ourselves a one-stop shop for the financial needs our customers. We provide a comprehensive range of financial products including deposit products, loans, credit cards, debit cards, third-party mutual funds and insurance products, investment advice, bill payment services and other services. Our retail banking loan products include loans to small and medium enterprises for commercial vehicles, construction equipment and other business purposes. We group these loans as part of our retail banking business considering, among other things, the customer profile, the nature of the product, the differing risks and returns, our organization structure and our internal business reporting mechanism. Such grouping ensures optimum utilization and deployment of specialized resources in our retail banking business. We also have specific products designed for lower income individuals through our Sustainable Livelihood Initiative. Through this initiative, we reach out to the un-banked and under-banked segments of the Indian population in rural areas. We actively market our services through our branches and alternate sales channels, as well as through our relationships with automobile dealers and corporate clients. We follow a multi-channel strategy to reach out to our customers bringing to them choice, convenience and what we believe to be a superior experience. Innovation has been the springboard of growth in this segment and so has a strong focus on analytics and customer relationship management, which we believe have helped us to understand our customers better and offer tailor-made solutions. We further believe that these factors lead to better customer engagement.

As of March 31, 2018, we had 4,787 branches and 12,635 ATMs in 2,691 cities and towns. We also provide telephone, internet and mobile banking to our customers. We plan to continue to expand our branch and ATM network as well as our other distribution channels, subject to regulatory guidelines/approvals.

Wholesale Banking. We provide our corporate and institutional clients a wide array of commercial banking products and transactional services.

Our principal commercial banking products include a range of financing products, documentary credits (primarily letters of credit) and bank guarantees, foreign exchange and derivative products, investment banking services and corporate deposit products. Our financing products include loans, overdrafts, bill discounting and credit substitutes, such as commercial paper, debentures, preference shares and other funded products. Our foreign exchange and derivatives products assist corporations in managing their currency and interest rate exposures.

For our commercial banking products, our customers include companies that are part of private sector business houses, public sector enterprises and multinational corporations, as well as small and mid-sized businesses. Our customers also include suppliers and distributors of corporations to whom we provide credit facilities and with whom we thereby establish relationships as part of a supply chain initiative for both our commercial banking products and transactional services. We aim to provide our corporate customers with high quality customized service. We have relationship managers who focus on particular clients and who work with teams that specialize in providing specific products and services, such as cash management and treasury advisory services.

Loans to small and medium enterprises, which are generally in the nature of loans for commercial vehicles, construction equipment and business purposes, are included as part of our retail banking business. We group these loans as part of our retail banking business considering, among other things, the customer profile, the nature of the product, the differing risks and returns, our organization structure and our internal business reporting mechanism. Such grouping ensures optimum utilization and deployment of specialized resources in our retail banking business.

Our principal transactional services include cash management services, capital markets transactional services and correspondent banking services. We provide physical and electronic payment and collection mechanisms to a range of corporations, financial institutions and government entities. Our capital markets transactional services include custodial services for mutual funds and clearing bank services for the major Indian stock exchanges and commodity exchanges. In addition, we provide correspondent banking services, including cash management services and funds transfers, to foreign banks and co-operative banks.

Treasury Operations. Our treasury group manages our balance sheet, including our maintenance of reserve requirements and the management of market and liquidity risk. Our treasury group also provides advice and execution services to our corporate and institutional customers with respect to their foreign exchange and derivatives transactions. In addition, our treasury group seeks to optimize profits from our proprietary trading, which is principally concentrated on Indian Government securities.

Our client-based activities consist primarily of advising corporate and institutional customers and transacting spot and forward foreign exchange contracts and derivatives. Our primary customers are multinational corporations, large and medium sized domestic corporations, financial institutions, banks and public sector undertakings. We also advise and enter into foreign exchange contracts with some small companies and non-resident Indians.

Our Competitive Strengths

We attribute our growth and continuing success to the following competitive strengths:

We have a strong brand and extensive reach through a large distribution network

At HDFC Bank, we are focused on understanding our customers’ financial needs and providing them with relevant banking solutions. We are driven by our core values—customer focus, operational excellence, product leadership, sustainability and people. This has helped us grow and achieve our status as one of the largest private sector banks in India, while delivering value to our customers, stakeholders, employees and our community. HDFC Bank is one of the most trusted and preferred bank brands in India. We have been acknowledged as “India’s Most Valuable Brand” by BrandZ for the fourth consecutive year and were named the Best Domestic Bank—India by the Asiamoney India Banking Awards in 2017. We have capitalized on our strong brand by establishing an extensive branch network throughout India serving a broad range of customers in urban, semi-urban and rural regions. As of March 31, 2018, we had 4,787 branches and 12,635 ATMs in 2,691 cities and towns and over 43.6 million customers, and of our total branches, 53% were in the semi-urban and rural areas. Our branch network is further complemented by our digital strategy, including online and mobile banking solutions, to provide our customers with access to on-demand banking services, which we believe allows us to develop strong and loyal relationships with our customers. We are leveraging new technology to offer all banking solutions through the digital platform, which can be accessed by customers across devices of their choice.

We provide a wide range of products and high quality service to our clients in order to meet their banking needs

Whether in retail banking, wholesale banking or treasury operations, we consider ourselves a “one-stop shop” for our customers’ banking needs. We consider our high quality service offerings to be a vital component of our business and believe in pursuing excellence in execution through multiple internal initiatives focused on continuous improvement. This pursuit of high quality service and operational execution directly supports our ability to offer a wide range of banking products.

Our retail banking products include deposit products, retail loans (such as vehicle and personal loans), and other products and services, such as private banking, depositary accounts, brokerage services, foreign exchange services, distribution of third party products (such as insurance and mutual funds), bill payments and sales of gold and silver bullion. In addition, we are the largest credit card issuer in India with 10.7 million cards outstanding as of March 31, 2018, and the second largest card issuer (across both debit and credit cards) amongst private sector banks in India, with 35.0 million total cards outstanding as of March 31, 2018. On the wholesale banking side, we offer customers working capital loans, term loans, bill collections, letters of credit, guarantees, foreign exchange and derivative products and investment banking services. We also offer a range of deposit and transaction banking services such as cash management, custodial and clearing bank services and correspondent banking. We believe our large scale and low cost of funding enable us to pursue high-quality wholesale financing opportunities competitively and at an advantage compared to our peers. We collect taxes for the Government and are bankers to companies in respect of issuances of equity shares and bonds to the public. Our non-banking financial company (“NBFC”) subsidiary HDB Financial Services Limited (“HDBFSL”) offers loan and asset finance products including tractor loans, consumer loans and gold loans, as well as business process outsourcing solutions such as forms processing, documents verification and back-office services.

We are able to provide this wide range of products across our branch network, meaning we can provide our targeted rural customers with banking products and services similar to those provided to our urban customers, which we believe gives us a competitive advantage. Our wide range of products and focus on superior service and execution also create multiple cross-selling opportunities for us and, we believe, promote customer retention.

We have achieved robust and consistent financial performance while maintaining a healthy asset quality during our growth

On account of our superior operational execution, broad range of products, expansion in our geographical reach and the resulting increase in market penetration through our extensive branch network, our assets have grown from Rs.9,067.0 billion as of March 31, 2017 to Rs.11,367.3 billion as of March 31, 2018. Our net interest margin was 4.6% in fiscal 2017 and 4.7% in fiscal 2018. Our current and savings account deposits as a percentage of our total deposits were 43.5% as of March 31, 2018, and we believe this strong current and savings account profile has enabled us to tap into a low-cost funding base. In addition to the significant growth in our assets and net revenue, we remain focused on maintaining a healthy asset quality. We continue to have low levels of non-performing customer assets as compared to the average levels in the Indian banking industry. Our gross non-performing customer assets as a percentage of total customer assets was 1.41% as of March 31, 2018 and our net non-performing customer assets was 0.61% of net customer assets as of March 31, 2018. Our net income has increased from Rs.140.5 billion for fiscal 2017 to Rs.178.5 billion for fiscal 2018. Net income as a percentage of average total shareholders’ equity was 14.9% in fiscal 2017 and 16.5% in fiscal 2018 and net income as a percentage of average total assets was 1.7% in fiscal 2017 and 1.9% in fiscal 2018. We believe the combination of strong net income growth, robust deposit-taking, a low cost of funds and prudent risk management has enabled us to generate attractive returns on capital.

We have an advanced technology platform

We continue to make substantial investments in our advanced technology platform and systems and expand our electronically linked branch network. We have implemented mobile data based networking options in semi-urban and rural areas where telecom infrastructure and data connectivity are weak. These networks have enabled us to improve our core banking services in such areas and provide a link between our branches and data centers.

Our aim has always been to improve customer experience through digital innovation as an “Experiential Leader” and we are constantly working to develop new technology and improve the digital aspects of our business. We have recently invested in a digital banking platform, Backbase, to give a single unified omni-channel experience to our customers for mobility banking, online banking, the public website and payments. The first phase of our mobile banking app has been rolled out to consumers, while our forward outlook and initiatives taken in in artificial intelligence-led conversational banking have helped us introduce information, assistance and commerce chatbots. Furthermore, with the pilot launch of “IRA” (Intelligent Robotic Assistant), an interactive humanoid placed in a branch to help in servicing, we set a benchmark for what we believe to be a best in class digital experience for customers. Other recent major technological developments include LITE App (a bilingual mobile banking application that does not require an internet connection); Missed Call Recharge to top-up prepaid mobile phone minutes; a person-to-person smartphone payment solution called “Chillr”; PayZapp with SmartBuy, a payment system to improve the Bank’s e-commerce processing capabilities; and the creation of a virtual relationship manager for high net worth customers. We have also rolled out product innovations like pre-approved personal loans for salaried accounts granted in 10 seconds and “Digital Loan Against Securities (LAS) in under three minutes in three easy steps ”.

We have a dedicated digital innovation team to research and experiment with technology, which hosts a Digital Innovation Summit annually to attract new talent and business opportunities from the financial technology space. In addition, we have developed robust data analytic capabilities that allow us to cross-sell our products to customers through both traditional relationship management and interactive, on-demand methods depending on how customers choose to interact with us. We believe that our direct banking platforms are stable and robust, enabling new ways to connect with our customers to cross-sell various products and improve customer retention.

We believe the increased availability of internet access and broadband connectivity across India requires a comprehensive digital strategy to proactively develop new methods of connecting with customers. We are in the process of putting in place advance models of these methods that we term “BBC” (Biometrics—BlockChain) in a “BBC Initiative”, together with conversational banking which is already in place (for example, our service Missed Call Commerce and Conversational Banking (“MCCB”)). We believe the BBC Initiative, which is most relevant for our connected customers, can help protect customer identity and establish authenticity (Biometrics) and promote secure and efficient interactions between customers and us (Blockchain), with an improved customer experience coming through artificial intelligence initiatives (Conversational Banking). For our customers with intermittent, limited or even no connectivity, or customers with evolving digital needs or preferences, we have introduced the MCCB service model and HDFC Bank LITE Banking (multilingual). We are continuously striving to improve our customers’ banking experience, offering them a range of products tailored to their financial needs and making it easier for them to access and transact their banking accounts with the Bank.

In recent years we have been honored for our commitment to technology, including the Cisco-CNBC TV 18 Digitizing India Award for Innovations in the Financial Industry and Digital Banking, the IBA Banking Technology Award for Best Bank- IT Risk and Cyber Security Initiatives in 2017 the Best Bank—Banking Technology Excellence Award from IDRBT Banking Technology and the Businessworld Digital Leadership Award 2017 for Best Analytics Implementation. We believe our “Experiential Leadership” strategy and culture of innovation and development will be a crucial strength in remaining competitive in the years to come.

We have an experienced management team

Many of the members of our management have had a long tenure with us, which gives us a deep bench of experienced managers. They have substantial experience in banking or other industries and share our common vision of excellence in execution. Having a management team with such breadth and depth of experience is well suited to leverage the competitive strengths we have already developed across our large, diverse and growing branch network as well as allowing our management team to focus on creating new opportunities for our business.

Our Business Strategy

Our business strategy emphasizes the following elements:

Increase our market share of India’s expanding banking and financial services industry

In addition to benefiting from the overall growth in India’s economy and financial services industry, we believe we can increase our market share by continuing to focus on our competitive strengths, including our strong HDFC Bank brand and our extensive branch and ATM networks, to increase our market penetration. We believe we can expand our market share by focusing on developing our digital offerings to target mass markets across India. We believe digital offerings will position us well to capitalize on growth in India’s banking and financial services sector, arising from India’s emerging middle class and growing number of bankable households. We believe we can also capture an increased market share by expanding our branch footprint, particularly by focusing on rural and semi-urban areas. As of March 31, 2018, we had 4,787 branches and 12,635 ATMs in 2,691 cities and towns. We believe these areas represent a significant opportunity for our continued growth as we expand banking services to those areas which have traditionally been underserved and which, by entering such markets, will enable us to establish new customer bases. We also believe that delivering banking services which are integrated with our existing business and product groups helps us to provide viable opportunities to the sections of the rural and semi-urban customer base that is consistent with our targeted customer profile throughout India.

Continue our investments in technology to support our digital strategy

We believe the increased availability of internet access and broadband connectivity across India requires a comprehensive digital strategy to proactively develop new methods of reaching our customers. As a result, we are continuously investing in technology as a means of improving our customers’ banking experience, offering them a range of products tailored to their financial needs and making it easier for them to interact with their banking accounts with us. We believe our culture of innovation and development to be crucial to remaining competitive. As part of our dedication to digitization and technological development, we have appointed a digital innovation team to research, develop and experiment with new technologies. In February 2017, we hosted our

Digital Innovation Summit to tap into emerging technological trends and innovations in the financial technology space.

While we currently provide a range of options for customers to access their accounts, including internet banking, telephone banking, and banking applications on mobile devices, we believe additional investments in our technology infrastructure to further develop our digital strategy will allow us to cross-sell a wider range of products on our digital platform in response to our customers’ needs and thereby expand our relationship with our customers across a range of customer segments. We believe a comprehensive digital strategy will provide benefits in developing long-term customer relationships by allowing customers to interact with us and access their accounts wherever and whenever they desire.

Cross-sell our broad financial product portfolio across our customer base

We are able to offer our complete suite of financial products across our branch network, including in our rural locations. By matching our broad customer base with our ability to offer our complete suite of products to both rural and urban customers across the retail banking, wholesale banking and treasury product lines, we believe that we can continue to generate organic growth by cross-selling different products by proactively offering our customers complementary products as their relationships with us develop and their financial needs grow and evolve.

Maintain strong asset quality through disciplined credit risk management

We have maintained high quality loan and investment portfolios through careful targeting of our customer base, and by putting in place what we believe are comprehensive risk assessment processes and diligent risk monitoring and remediation procedures. Our gross non-performing customer assets as a percentage of gross customer assets was 1.41% as of March 31, 2018 and our net non-performing customer assets as a percentage of net customer assets was 0.61% as of March 31, 2018. We believe we can maintain strong asset quality appropriate to the loan portfolio composition while achieving growth.

Maintain a low cost of funds

We believe we can maintain a relatively low-cost funding base as compared to our competitors, by leveraging our strengths and expanding our base of retail savings and current deposits and increasing the free float generated by transaction services, such as cash management and stock exchange clearing. Our non-interest bearing current and low-interest bearing savings account deposits were 43.5% of our total deposits as of March 31, 2018. Our average cost of funds (including equity) was 4.6% for fiscal 2017 and 4.4% for fiscal 2018.

Our Organization

We have two subsidiaries: HDBFSL and HDFC Securities Limited (“HSL”). HDBFSL is a non-deposit taking NBFC engaged primarily in the business of retail asset financing. HDBFSL’s total assets and shareholders’ equity as of March 31, 2018 were Rs.447.5 billion and Rs.62.0 billion, respectively. HDBFSL’s net income was Rs.9.5 billion for fiscal 2018. As of March 31, 2018, HDBFSL had 1,165 branches across 831 cities in India. HSL is primarily in the business of providing brokerage and other investment services through the internet and other channels. HSL’s total assets and shareholders’ equity as of March 31, 2018 were Rs.16.4 billion and Rs.10.0 billion, respectively. HSL’s net income was Rs.3.4 billion for fiscal 2018. On December 1, 2016, Atlas Documentary Facilitators Company Private Ltd., which provided back office transaction processing services to us, and its subsidiary HBL Global Private Ltd., which provided direct sales support for certain products of the Bank, amalgamated with HDBFSL.

Our principal corporate and registered office is located at HDFC Bank House, Senapati Bapat Marg, Lower Parel, Mumbai 400 013, India. Our telephone number is 91-22-6652-1000. Our agent in the United States for the Offering is Depositary Management Corporation, 570 Lexington Avenue, New York, NY 10022.

RISK FACTORS

Please carefully consider the risk factors described in our filings on our 2018 Form 20-F made with the SEC, which are incorporated by reference in this prospectus, as well as other information we include or incorporate by reference in this prospectus or include in any applicable prospectus supplement. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations.

USE OF PROCEEDS

We will use the new proceeds from the sales of the ADSs as set forth in the applicable prospectus supplement.

DESCRIPTION OF EQUITY SHARES

The Company

We are registered under Corporate Identity Number L65920MH1994PLC080618 with the Registrar of Companies, Maharashtra State, India. Our Memorandum of Association permits us to engage in a wide variety of activities, including all the activities in which we currently engage or intend to engage, as well as other activities in which we currently have no intention of engaging.

Our authorized share capital is Rs.6,500,000,000 consisting of 3,250,000,000 equity shares of Rs.2 each.

Dividends

Under Indian law and subject to the Banking Regulation Act, a company pays dividends upon a recommendation by its board of directors and approval by a majority of its shareholders at the annual general meeting of shareholders held within six months of the end of each fiscal. The shareholders have the right to decrease but not increase the dividend amount recommended by the Board of Directors. Dividends are generally declared as a percentage of par value (on a per share basis) and distributed and paid to shareholders. The Companies Act provides that shares of a company of the same class must receive equal dividend treatment.

These distributions and payments are required to be deposited into a separate bank account within 5 days of the declaration of such dividend and paid to shareholders within 30 days of the annual general meeting where the resolution for declaration of dividends is approved.

The Companies Act states that any dividends that remain unpaid or unclaimed after that period are to be transferred to a special bank account. Any dividend amount that remains unclaimed for seven years from the date of the transfer is to be transferred by us to a fund, called the Investor Education and Protection Fund, created by the Government.

Our Articles of Association authorize our Board of Directors to declare interim dividends, the amount of which must be deposited in a separate bank account within five days and paid to the shareholders within 30 days of the declaration.

Under the Companies Act, final dividends payable can be paid only in cash to the registered shareholder at a record date fixed prior to the relevant annual general meeting, to his order or to the order of his banker.

Before paying any dividend on our shares, we are required under the Banking Regulation Act to write off all capitalized expenses (including preliminary expenses, organization expenses, share-selling commission, brokerage, amounts of losses incurred and any other item of expenditure not represented by tangible assets). We are permitted to declare dividends of up to 35.0% of net profit calculated under Indian GAAP without prior RBI approval subject to compliance with certain prescribed requirements. Further, upon compliance with the prescribed requirements, we are also permitted to declare interim dividends subject to the above-mentioned cap computed for the relevant accounting period.

Dividends may only be paid out of our profits for the relevant year arrived at after providing for depreciation or out of the profits of the company for any previous financial years arrived at after providing for depreciation and in certain contingencies out of the free reserves of the company, provided that in computing profits any amount representing unrealized gains, notional gains or revaluation of assets and any change in carrying amount of an asset or of a liability on measurement of the asset or the liability at fair value shall be excluded. Before declaring dividends, we are required by the RBI to transfer 25% of our net profits before appreciation (calculated under Indian GAAP) of each year to a reserve fund.

Bonus Shares

In addition to permitting dividends to be paid out of current or retained earnings calculated under Indian GAAP, the Companies Act permits our Board of Directors, subject to the approval of our shareholders, to distribute to the shareholders, in the form of fully paid-up bonus equity shares, an amount transferred from the company’s free reserves, securities premium account or the capital redemption reserve account. Bonus equity shares can be distributed only with the prior approval of the RBI. These bonus equity shares must be distributed to shareholders in proportion to the number of equity shares owned by them.

Bonus shares can only be issued if the company has not defaulted in payments of the employees, such as, contribution to provident fund, gratuity and bonus statutory dues or principal/interest payments on fixed deposits or debt securities issued by it. Bonus shares must not be issued in lieu of dividend. Further, listed companies are also required to follow the SEBI (Issue of Capital and Disclosure Requirements) Regulations, 2009 (the “SEBI ICDR Regulations”) for issuance of bonus shares.

Preemptive Rights and Issue of Additional Shares

Subject to the Banking Regulation Act and other applicable guidelines issued by the RBI, the Companies Act gives shareholders the right to subscribe for new shares in proportion to their existing shareholdings unless otherwise determined by a resolution passed by three-fourths of the shareholders present and voting at a general meeting. Under the Companies Act and our Articles, in the event of an issuance of securities, subject to the limitations set forth above, we must first offer the new equity shares to the holders of equity shares on a fixed record date. The offer, required to be made by notice, must include:

•	the right exercisable by the shareholders of record, to renounce the equity shares offered in favor of any other person;

•	the number of equity shares offered; and

•	the period of the offer, which may not be less than 15 days from the date of the offer and shall not exceed 30 days. If the offer is not accepted, it is deemed to have been declined.

The Board is permitted to distribute equity shares not accepted by existing shareholders in the manner it deems beneficial for us in accordance with the Articles.

General Meetings of Shareholders

There are two types of general meetings of shareholders: annual general meetings and extraordinary general meetings. We are required to convene our annual general meeting within six months after the end of each fiscal. We may convene an extraordinary general meeting when necessary or at the request of the shareholders holding on the date of the request at least 10% of our paid up capital. A general meeting is generally convened by our company secretary in accordance with a resolution of the Board of Directors. Written notice or notice via email or other permitted electronic means stating the agenda of the meeting must be given at least 21 clear days prior to the date set for the general meeting to the shareholders whose names are in the register at the record date. Shorter notice is permitted if consent is received (i) in the case of annual general meetings, from not less than 95% of the members entitled to vote at such meeting and (ii) in the case of any other general meeting, from the majority in number of members entitled to vote and who represent not less than 95% of such part of the paid-up share capital of the company. Those shareholders who are not registered at the record date do not receive notice of this meeting and are not entitled to attend or vote at this meeting.

The annual general meeting is held in Mumbai, the city in which our registered office is located. General meetings other than the annual general meeting may be held at any location if so determined by a resolution of our Board of Directors.

Voting Rights

Section 108 of the Companies Act and Rule 20 of the Companies (Management and Administration) Rules, 2014 deal with the exercise of right to vote by members by electronic means. In terms of Rule 20 of the Companies (Management and Administration) Rules, 2014, every listed company (other than a company referred to in Chapters XB or XC of the SEBI ICDR Regulations) is required to provide to its members facility to exercise their right to vote at general meetings by electronic means. Section 110 of the Companies Act allows such a company to transact all items of business at a general meeting, provided the company offers to its members a facility to exercise their right to vote at general meetings by electronic means. The Ministry of Corporate Affairs, has clarified that voting by show of hands would not be allowable in cases where Rule 20 is applicable.

A shareholder has one vote for each equity share and voting may be on a poll or through electronic means or postal ballot. Under Section 12 of the Banking Regulation Act as amended with effect from January 18, 2013 by the Banking Laws Amendment Act, 2012, no person holding shares in a banking company shall, in respect of any shares held by such person, exercise voting rights on poll in excess of 10% of the total voting rights of all the shareholders of the banking company, provided that the RBI may increase, in a phased manner, such ceiling on voting rights from 10% to 26%. The Master Direction—Ownership in Private Sector Banks, Directions, 2016, issued by the RBI on May 12, 2016, states that the current level of ceiling on voting rights is 15%. At a general meeting, upon a show of hands, every member holding shares and entitled to vote and present in person has one vote. Upon a poll, the voting rights of each shareholder entitled to vote and present in person or by proxy is in the same proportion as the capital paid up on each share held by such holder bears to the company’s total paid up capital, subject to the limits prescribed under the Banking Regulation Act. Voting is by a show of hands, unless a poll is ordered by the Chairman of the meeting. However, voting by show of hands is not permitted for listed companies. The Chairman of the meeting has a casting vote.

Unless the Articles provide for a larger number, the quorum for a general meeting is: (a) five members present (in person or by proxy) if the number of members as of the date of the meeting is not more than one thousand; (b) fifteen members present (in person or by proxy) if the number of members as of the date of the meeting is more than one thousand but not more than five thousand; and (c) thirty members present (in person or by proxy) if the number of members as of the date of the meeting exceeds five thousand. Generally, resolutions may be passed by simple majority of the shareholders present and voting at any general meeting. However, resolutions such as an amendment to the organizational documents, commencement of a new line of business, an issue of additional equity shares (which is not a preemptive issue) and reductions of share capital, require that the votes cast in favor of the resolution (whether by show of hands or on a poll) are not less than three times the number of votes, if any, cast against the resolution. As provided in our Articles, a shareholder may exercise his voting rights by proxy to be given in the form prescribed by us. This proxy, however, is required to be lodged with us at least 48 hours before the time of the relevant meeting. A shareholder may, by a single power of attorney, grant general power of representation covering several general meetings. A corporate shareholder is also entitled to nominate a representative to attend and vote on its behalf at all general meetings. The Companies Act also provides for the passing of resolutions in relation to certain matters specified by the Government, by means of a postal ballot. A notice to all the shareholders must be sent along with a draft resolution explaining the reasons therefore and requesting the shareholders to send their assent or dissent in writing on a postal ballot within a period of 30 days from the date of dispatch of the notice. Shareholders may exercise their right to vote at general meetings, through postal ballot by sending their votes through the postal arrangements or through electronic means (e-voting), for which separate facilities are provided to the shareholders.

ADS holders have no voting rights with respect to the deposited shares.

Annual Report

At least 21 clear days before an annual general meeting, we must circulate either a detailed or abridged version of our Indian GAAP audited financial accounts, together with the Directors’ Report and the Auditor’s

Report, to the shareholders along with a notice convening the annual general meeting. We are also required under the Companies Act to make available upon the request of any shareholder our complete balance sheet and profit and loss account. The above-mentioned documents must also be made available for inspection at its registered office during working hours for a period of 21 days before the date of the annual general meeting. A statement containing the salient features of these documents in a prescribed manner (or copies of these documents) is required to be sent to every member of the company and to every debenture trustee at least 21 days before the date of the annual general meeting. Under the Companies Act, we must file with the Registrar of Companies our Indian GAAP balance sheet and profit and loss account within 30 days of the conclusion of the annual general meeting and our annual return within 60 days of the conclusion of that meeting.

Register of Shareholders, Record Dates and Transfer of Shares

The equity shares are in registered form. We maintain a register of our shareholders in Mumbai. We register transfers of equity shares on the register of shareholders upon presentation of certificates in respect of the transfer of equity shares held in physical form together with a transfer deed duly executed by the transferor and transferee. These transfer deeds are subject to stamp duty, which has been fixed at 0.25% of the transfer price.

For the purpose of determining equity shares entitled to annual dividends, the register of shareholders is closed for a period prior to the annual general meeting. The Companies Act and the Securities and Exchange Board of India (Listing Obligations and Disclosure Requirements) Regulations, 2015 permit us, pursuant to a resolution of our Board of Directors and upon at least seven days’ advance notice to the stock exchanges, to set the record date and close the register of shareholders after seven days’ public notice for not more than 30 days at a time, and for not more than 45 days in a year, in order for us to determine which shareholders are entitled to certain rights pertaining to the equity shares. Trading of equity shares and delivery of certificates in respect of the equity shares may, however, continue after the register of shareholders is closed.

Transfer of Shares

Shares held through depositories are transferred in the form of book entries or in electronic form in accordance with the regulations laid down by the Securities and Exchange Board of India (“SEBI”). These regulations provide the regime for the functioning of the depositories and the participants and set out the manner in which the records are to be kept and maintained and the safeguards to be followed in this system. Transfers of beneficial ownership of shares held through a depositary are exempt from stamp duty. We have entered into an agreement for such depository services with the National Securities Depository Limited and the Central Depository Services India Limited.

The SEBI requires that our equity shares for trading and settlement purposes be in book-entry form for all investors, except for transactions that are not made on a stock exchange and transactions that are not required to be reported to the stock exchange. Transfers of equity shares in book-entry form require both the seller and the purchaser of the equity shares to establish accounts with depositary participants appointed by depositories established under the Depositaries Act, 1996. Charges for opening an account with a depositary participant, transaction charges for each trade and custodian charges for securities held in each account vary depending upon the practice of each depositary participant. Upon delivery, the equity shares shall be registered in the name of the relevant depositary on our books and this depositary shall enter the name of the investor in its records as the beneficial owner. The transfer of beneficial ownership shall be done through the records of the depositary. The beneficial owner shall be entitled to all rights and benefits and subject to all liabilities in respect of his securities held by a depositary.

The requirement to hold the equity shares in book-entry form will apply to the ADS holders when the equity shares are withdrawn from the depositary facility upon surrender of the ADSs. In order to trade the equity shares in the Indian market, the withdrawing ADS holder will be required to comply with the procedures described above.

Our equity shares are freely transferable, subject to the provisions of the Companies Act under which, if a transfer of equity shares contravenes the provisions of Securities Contracts (Regulation) Act, 1956, the Securities and Exchange Board of India Act, 1992 or the regulations issued under it or any other law in force at the time, the National Company Law Tribunal may, on application made by us, a depositary incorporated in India, an investor, the SEBI or certain other parties, direct a rectification of the register of records. It is a condition of our listing that we transfer equity shares and deliver share certificates duly endorsed for the transfer within 15 days of the date of lodgment of transfer. If a company without sufficient cause refuses to register a transfer of equity shares within 30 days from the date on which the instrument of transfer is delivered to the company, the transferee may appeal to the National Company Law Tribunal seeking to register the transfer of equity shares. The National Company Law Tribunal may, in its discretion, issue an interim order suspending the voting rights attached to the relevant equity shares before completing its investigation of the alleged contravention. Our Articles provide for certain restrictions on the transfer of equity shares, including granting power to the Board of Directors in certain circumstances, to refuse to register or acknowledge transfer of equity shares or other securities issued by us. Furthermore, the RBI requires us to obtain its approval before registering a transfer of equity shares in favor of a person which together with equity shares already held by him represent more than 5.0% of our share capital.

Our transfer agent, Datamatics Business Solutions Limited, is located in Mumbai. Certain foreign exchange control and security regulations apply to the transfer of equity shares by a non-resident or a foreigner.

Disclosure of Ownership Interest

The provisions of the Companies Act generally require beneficial owners of equity shares of Indian companies that are not holders of record to declare to the company details of the holder of record and holders of record to declare details of the beneficial owner. While it is unclear whether these provisions apply to holders of an Indian company’s ADSs, investors who exchange ADSs for equity shares are subject to this provision. Failure to comply with these provisions would not affect the obligation of a company to register a transfer of equity shares or to pay any dividends to the registered holder of any equity shares in respect of which this declaration has not been made, but any person who fails to make the required declaration may be liable for an initial fine of up to Rs.50,000 coupled with a further fine of up to Rs.1,000 for each day this failure continues. However, under the Banking Regulation Act, a registered holder of any equity shares, except in certain conditions, shall not be liable to any suit or proceeding on the ground that the title to those equity shares vests in another person.

Acquisition by the Issuer of Its Own Shares

The Companies Act permits a company to acquire its own equity shares and reduce its capital under certain circumstances. Such reduction of capital requires compliance with buy-back provisions specified in the Companies Act and by the SEBI.

ADS holders will be eligible to participate in a buy-back in certain cases. An ADS holder may acquire equity shares by withdrawing them from the depository facility and then sell those equity shares back to us. ADS holders should note that equity shares withdrawn from the depository facility may only be redeposited into the depository facility under certain circumstances.

There can be no assurance that the equity shares offered by an ADS investor in any buy-back of shares by us will be accepted by us. The position regarding participation of ADS holders in a buy-back is not clear. ADS investors are advised to consult their Indian legal advisers prior to participating in any buy-back by us, including in relation to any regulatory approvals and tax issues relating to the buy-back.

Liquidation Rights

Subject to the rights of depositors, creditors and employees, in the event of our winding up, the holders of the equity shares are entitled to be repaid the amounts of capital paid up or credited as paid up on these equity shares. All surplus assets remaining belong to the holders of the equity shares in proportion to the amount paid up or credited as paid up on these equity shares, respectively, at the commencement of the winding up.

Acquisition of the Undertaking by the Government

Under the Banking Regulation Act, the Government may, after consultation with the RBI, in the interest of our depositors or banking policy or better provision of credit generally or to a particular community or area, acquire our banking business. The RBI may acquire our business if it is satisfied that we have failed to comply with the directions given to us by the RBI or that our business is being managed in a manner detrimental to the interest of our depositors. Similarly, the Government may also acquire our business based on a report by the RBI.

Takeover Code

Under the Securities and Exchange Board of India (Substantial Acquisitions of Shares & Takeovers) Regulations, 2011, as amended (the “Takeover Code”), upon the acquisition of shares which taken together with the shares/voting rights already held aggregates 5% or more of the outstanding shares or voting rights of a publicly listed Indian company, a purchaser is required to notify the company and all the stock exchanges on which the shares of such company are listed. Such notification is also required when a person holds 5% or more of the outstanding shares or voting rights in a target company and there is a change in his holding either due to purchase or disposal of shares of 2% or more of the outstanding shares/voting rights in the target company or if such change results in shareholding falling below 5%, if there has been a change from the previous disclosure.

No acquisition of shares/voting rights by an acquirer in a target company which entitles the acquirer, together with persons acting in concert with them, to 25% or more of such shares or voting rights is permissible unless the acquirer makes a public announcement of an open offer for acquiring the shares of the target company in the manner provided in the Takeover Code. The public announcement of an open offer is also mandatory where an acquirer who, together with persons acting in concert with them, holds 25% of the shares/voting rights in the target company, but less than the maximum permissible non-public shareholding, seeks to acquire an additional 5% or more of the shares/voting rights in the target company during any fiscal year. However, the Takeover Code applies only to shares or securities convertible into shares which carry a voting right. This provision will apply to an ADS holder only once he or she converts the ADSs into the underlying equity shares.

In terms of the Takeover Code, the acquirer or holder of shares/voting rights in a target company shall in accordance with the “Continual Disclosure” requirements disclose to the target company and the stock exchanges the details of holdings of equity shares/voting rights if such holding of shares/voting rights is 25% or more of the outstanding shares/aggregate voting rights as at March 31 every year.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Shares

JPMorgan Chase Bank, N.A., as depositary, issues the American Depositary Shares, or ADSs. Each ADS represents an ownership interest in three equity shares, which we have deposited with the custodian, as agent of the depositary, under the deposit agreement among ourselves, the depositary and each ADR holder. In the future, each ADS will also represent any securities, cash or other property deposited with the depositary but which it has not distributed directly to an ADR holder. The ADSs are evidenced by what is known as American Depositary Receipts or ADRs.

The depositary’s office is located at 383 Madison Avenue, Floor 11, New York, NY 10179.

Investors may hold ADSs either directly or indirectly through their broker or other financial institution. If an investor holds ADSs directly, by having an ADR certificate evidencing a specific number of ADSs registered in his name on the books of the depositary, or by holding an ADS in the depositary’s direct registration system, he is an ADR holder. This description assumes that the investor holds his ADSs directly. If an investor holds the ADSs through his broker or financial institution nominee, he must rely on the procedures of such broker or financial institution to assert the rights of an ADR holder described in this section. Investors should consult with their broker or financial institution to find out what these procedures are.

Because the depositary’s nominee will actually be the registered owner of the shares, investors must rely on the depositary to exercise the rights of a shareholder on their behalf. The obligations of the depositary and its agents are set out in the deposit agreement. The deposit agreement and the ADSs are governed by New York law.

The following is a summary of the material terms of the deposit agreement. Because it is a summary, it does not contain all the information that may be important to investors. For more complete information, investors should read the entire deposit agreement and the form of ADR, which contains the terms of the ADSs. Investors can read a copy of the amended and restated deposit agreement, which was filed as an exhibit to the registration statement on Form F-6 on September 9, 2015. Investors may also obtain a copy of the amended and restated deposit agreement at the Securities and Exchange Commission Office, Public Reference Room, which is located at 100 F Street, N.E., Washington, D.C. 20549. Investors may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

Share Dividends and Other Distributions

We may make various types of distributions with respect to our securities. The depositary has agreed to pay to the investor the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, after deducting its charges and expenses. The investor will receive these distributions in proportion to the number of deposited securities that the investor’s ADSs represent. To the extent practicable, the depositary will deliver such distributions to ADR holders in proportion to their interests in the following manner:

Cash

The depositary will distribute any U.S. dollars available to it resulting from a cash dividend or other cash distribution if this is practicable and can be done in a reasonable manner. The depositary will distribute this cash in a practicable manner, and may deduct any taxes required to be withheld, any expenses of converting foreign currency and transferring funds to the United States and other expenses and adjustments. If exchange rates fluctuate during a time when the depositary cannot convert a foreign currency, investors may lose some or all of the value of the distribution.

Shares

In the case of a distribution in shares, the depositary will issue additional ADRs to evidence the number of ADSs representing such shares. Only whole ADSs will be issued. The depositary will sell any shares which would result in fractional ADSs and distribute the net proceeds to the ADR holders entitled to them.

Rights to Receive Additional Shares

In the case of a distribution of rights to subscribe for additional shares or other rights, if we provide satisfactory evidence that the depositary may lawfully distribute the rights, the depositary may arrange for ADR holders to instruct the depositary as to the exercise of the rights. However, if we do not furnish such evidence, the depositary may:

•	sell the rights, if practicable, and distribute the net proceeds as cash; or

•	if it is not practicable to sell the rights, allow the rights to lapse, in which case ADR holders will receive nothing.

We have no obligation to file a registration statement under the Securities Act in order to make any rights available to ADR holders or furnish evidence that the depositary may lawfully make any rights available to ADR holders.

Other Distributions

In the case of a distribution of securities or property other than those described above, the depositary may either:

•	distribute such securities or property in any manner it deems equitable and practicable; or

•	to the extent the depositary deems distribution of such securities or property not to be equitable and practicable, sell such securities or property and distribute any net proceeds in the same way it distributes cash.

Any U.S. dollars will be distributed by checks drawn on a bank in the United States for whole dollars and cents (fractional cents will be withheld without liability for interest and handled by the depositary in accordance with its then current practices).

The depositary may choose, after consultation with us, if practicable, any practical method of distribution for any specific ADR holder, including the distribution of foreign currency, securities or property, or it may retain those items, without paying interest on or investing them, on behalf of the ADR holder as deposited securities, in which case the ADSs will also represent the retained items.

The depositary is not responsible if it fails to determine that any distribution or action is lawful or reasonably practicable.

We cannot assure investors that the depositary will be able to convert any currency at a specified exchange rate or sell any property, rights, shares or other securities at a specified price, or that any of such transactions can be completed within a specified time period. All purchases and sales of securities will be handled by the depositary in accordance with its then current policies, which are currently set forth in the “Depositary Receipt Sale and Purchase of Security” section available at https://www.adr.com/Investors/FindOutAboutDRs, the location and contents of which the depositary shall be solely responsible for.

Deposit, Withdrawal and Cancelation

The depositary issues ADSs upon the deposit of shares or evidence of rights to receive shares with the custodian after payment of the fees and expenses owing to the depositary in connection with such issuance.

Except for shares that we deposit, no shares may be deposited by persons located in India, residents of India or for, or on the account of, such persons. Under current Indian laws and regulations, the depositary cannot accept deposits of outstanding shares and issue ADRs evidencing ADSs representing such shares without prior approval of the Government. However, an investor who surrenders an ADS and withdraws shares may be permitted to redeposit those shares in the depositary facility in exchange for ADSs and the depositary may accept deposits of outstanding shares purchased by a non-resident of India on the local stock exchange and issue ADSs representing those shares. However, in each case, the number of shares re-deposited or deposited cannot exceed the number represented by ADSs converted into underlying shares.

Shares deposited in the future with the custodian must be accompanied by certain documents, including instruments showing that such shares have been properly transferred or endorsed to the person on whose behalf the deposit is being made. To the extent delivery of certificates is impracticable, the shares may be deposited by any other delivery means reasonably acceptable to the depositary or custodian, including by way of crediting the shares to an account maintained by the custodian with us or an accredited intermediary acting as registrar for the shares.

We will inform the depositary if any of the shares permitted to be deposited do not rank pari passu with other deposited securities and the depositary will arrange for the issuance of temporary ADSs representing such shares until such time as the shares become fully fungible with the other deposited securities.

The custodian will hold all deposited shares for the account of the depositary. ADR holders thus have no direct ownership interest in the shares and only have such rights as are contained in the deposit agreement. The custodian will also hold any additional securities, property and cash received on or in substitution for the deposited shares. The deposited shares and any such additional items are referred to as “deposited securities”.

Upon each deposit of shares, receipt of related delivery documentation and compliance with the other provisions of the deposit agreement, including the payment of the fees and charges of the depositary and any taxes or other fees or charges owing, the depositary will issue an ADR or ADRs in the name of the person entitled thereto evidencing the number of ADSs to which such person is entitled. All ADSs issued will be evidenced by way of registration in the depositary’s direct registration system, unless certificated ADRs are specifically requested by the holder. Rather than receiving a certificate, registered holders will receive periodic statements from the depositary showing the number of ADSs to which they are entitled. Certificated ADRs will be delivered at the depositary’s designated transfer office.

When an investor turns in his ADR certificate at the depositary’s office, or provides proper instructions and documentation in the case of direct registration ADSs, the depositary will, upon payment of certain applicable fees, charges and taxes, deliver the underlying shares. Delivery of deposited securities in certificated form will be made at the custodian’s office or, at the investor’s risk and expense, the depositary may deliver such deposited securities at such other place as may be requested by the investor. A stamp duty will be payable by the relevant ADR holder in respect of any withdrawal of shares, unless the shares are held in dematerialized form. Any subsequent transfer by the holder of the shares after withdrawal will require the approval of the RBI, which approval must be obtained by the purchaser and us under the provisions of the Foreign Management Regulation Act, 1999 unless the transfer is on a stock exchange or in connection with an offer under the Indian takeover regulations.

The depositary may only restrict the withdrawal of deposited securities in connection with:

•	temporary delays caused by closing the Bank’s transfer books or those of the depositary or the deposit of shares in connection with voting at a shareholders’ meeting, or the payment of dividends;

•	the payment of fees, taxes and similar charges; or

•	compliance with any U.S. or foreign laws or governmental regulations relating to the ADRs or to the withdrawal of deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Voting Rights

Investors who hold ADRs have no voting rights with respect to the deposited equity shares. The depositary will abstain from exercising the voting rights of the deposited equity shares. The RBI examined the matter relating to the exercise of voting rights by the depositary and issued a circular dated February 5, 2007 pursuant to which the Bank furnished to the RBI a copy of its agreement with the depositary. We have given an undertaking to the RBI stating that we will not recognize voting by the depositary if the vote given by the depositary is in contravention of its agreement with us and that we or the depositary will not bring about any change in our depositary agreement without the prior approval of the RBI.

Equity shares which have been withdrawn from the depositary facility and transferred on our register of shareholders to a person other than the depositary or its nominee may be voted by that person. However, such shareholders may not receive sufficient advance notice of shareholder meetings to enable them to withdraw the underlying shares and vote at such meetings.

Record Dates

The depositary may, after consultation with us, if practicable, fix record dates for the determination of the ADR holders, who will be entitled or obligated (as the case may be) to receive any distribution on or in respect of deposited securities, or to pay the fee assessed by the depositary for administration of the ADR program and any expenses provided for in the ADR, subject to the provisions of the deposit agreement.

Reports and Other Communications

The depositary will make available for inspection by ADR holders at the offices of the depositary and at the transfer office any written communications from us which are both received by the custodian or its nominee as a holder of deposited securities and made generally available to the holders of deposited securities. The depositary will distribute copies of such communications, or English translations or summaries thereof, to ADR holders when furnished by us.

Fees and Charges for Holders of American Depositary Shares

The depositary collects the following fees from holders of ADRs or intermediaries acting on their behalf:

Category	Depositary actions	Associated fee
(a) Issuing ADSs	Issuing ADSs upon deposits of shares, issuances in respect of share distributions, rights and other distributions, stock dividends, stock splits, mergers, exchanges of securities or any other transaction or event or other distribution affecting the ADSs or the deposited securities.	US$5.00 for each 100 ADSs (or portion thereof) issued or delivered.

(b) Distributing dividends	Distribution of cash.	US$0.02 or less per ADS.

(c) Distributing or selling securities	Distribution to ADR holders of securities received by the depositary or net proceeds from the sale of such securities.	US$5.00 for each 100 ADSs (or portion thereof), the fee being in an amount equal to the fee for the execution and delivery of ADSs which would have been charged as a result of the deposit of such securities.

Category	Depositary actions	Associated fee

(d) Cancelation or reduction of ADSs	Acceptance of ADSs surrendered for withdrawal of deposited shares, or the cancelation or reduction of ADSs for any other reason.	US$5.00 for each 100 ADSs (or portion thereof) reduced, canceled or surrendered (as the case may be).

(e) Transferring, splitting or combining ADRs	Transfer, split or combination of depositary receipts.	US$1.50 per ADR.

(f) General depositary services	Services performed by the depositary in administering the ADRs.	US$0.01 per ADS per calendar year (or portion thereof).

(g) Other	Fees, charges and expenses incurred on behalf of holders in connection with:	The amount of such fees, charges and expenses incurred by the depositary and/or any of its agents.
• compliance with foreign exchange control regulations or any law or regulation relating to foreign investment;

• the servicing of shares or other deposited securities;

• the sale of securities;

• the delivery of deposited securities;

• the depositary’s or its custodian’s compliance with applicable law, rule or regulation;

• stock transfer or other taxes and other governmental charges;

• cable, telex and facsimile transmission and delivery charges;

• transfer or registration fees for the registration or transfer of deposited securities on any applicable register in connection with the deposit or withdrawal of deposited securities;

• the conversion of foreign currency into U.S. dollars (which are deducted by the depositary out of such foreign currency); or

• the fees of any division, branch or affiliate of the depositary utilized by the depositary to direct, manage and/or execute any public or private sale of securities under the deposit agreement.

As provided in the amended and restated deposit agreement, the depositary may collect its fees for making cash and other distributions to holders by deducting fees from distributable amounts or by selling a portion of the distributable property. The depositary may generally refuse to provide services until its fees for those services are paid.

Fees Paid by the Depositary to us

Direct and Indirect Payments

The depositary has agreed to contribute certain reasonable direct and indirect expenses related to our ADS program incurred by us in connection with the program. Under certain circumstances, we may be required to repay to the depositary amounts contributed by them.

The table below sets forth the contribution received by us from the depositary towards our direct and indirect expenses during fiscal 2018.

Category	Contribution received
Legal, accounting fees and other expenses incurred in connection with our ADS program	US$	4,230,946.17 (approximately Rs.275.5 million	)

Payment of Taxes

ADR holders must pay any tax or other governmental charge payable by the custodian or the depositary on any ADS or ADR, deposited security or distribution, and by holding or having held an ADR, the holder and all prior holders, jointly and severally, agree to indemnify, defend and save harmless the depositary and its agents. If an ADR holder owes any tax or other governmental charge, the depositary may:

•	deduct the amount thereof from any cash distributions; or

•	sell deposited securities and deduct the amount owing from the net proceeds of such sale.

In either case the ADR holder remains liable for any shortfall. Additionally, if any tax or governmental charge is unpaid, the depositary may also refuse to effect any registration, registration of transfer, split-up or combination of deposited securities or withdrawal of deposited securities (except under limited circumstances mandated by securities regulations). If any tax or governmental charge is required to be withheld on any non-cash distribution, the depositary may sell the distributed property or securities to pay such taxes and distribute any remaining net proceeds to the ADR holders entitled to them.

Reclassifications, Recapitalizations and Mergers

If we take certain actions that affect the deposited securities, including (1) any change in par value, split-up, consolidation, cancelation or other reclassification of deposited securities or (2) any recapitalization, reorganization, merger, consolidation, liquidation, receivership, bankruptcy or sale of all or substantially all of our assets, then the depositary may choose to:

•	amend the form of ADR;

•	distribute additional or amended ADRs;

•	distribute cash, securities or other property it has received in connection with such actions;

•	sell any securities or property received and distribute the proceeds as cash; or

•	take no action.

If the depositary does not choose any of the above options, any of the cash, securities or other property it receives will constitute part of the deposited securities and each ADS will then represent a proportionate interest in such property.

Amendment and Termination

We may agree with the depositary to amend the deposit agreement and the ADSs without the consent of ADR holders for any reason. ADR holders must be given at least 30 days’ notice of any amendment that imposes or increases any fees or charges (other than stock transfer or other taxes and other governmental charges, transfer or registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or prejudices any substantial existing right of ADR holders. If an ADR holder continues to hold an ADR or ADRs after being notified of these changes, the ADR holder is deemed to agree to, and be bound by, such amendment. Notwithstanding the foregoing, an amendment can become effective before notice is given if this is necessary to ensure compliance with a new law, rule or regulation.

No amendment will impair an ADR holder’s right to surrender its ADSs and receive the underlying securities, except in order to comply with mandatory provisions of applicable law. If a governmental or regulatory body adopts new laws, rules or regulations which require the deposit agreement or the ADS to be amended, the Bank and the depositary may make the necessary amendments, which could take effect before an ADR holder receives notice thereof.

The depositary may terminate the deposit agreement by giving the ADR holders at least 30 days’ prior notice and it must do so at our request. After termination, the depositary’s only responsibility will be (i) to deliver deposited securities to ADR holders who surrender their ADRs, and (ii) to hold or sell distributions received on deposited securities. As soon as practicable after the expiration of six months from the termination date, the depositary will sell the remaining deposited securities and hold the net proceeds of such sales, together with any other cash then held by it under the deposit agreement, in trust for the pro rata benefit of ADR holders who have not yet surrendered their ADRs. After making those sales, the depositary shall have no obligations except to account for such proceeds and other cash. The depositary will not be required to invest such proceeds or pay interest on them.

Limitations on Obligations and Liability to ADR Holders

The deposit agreement expressly limits the obligations and liability of the depositary, ourselves and our respective agents. Neither we nor the depositary nor any such agent will be liable if:

•

any present or future law, rule, regulation, fiat, order or decree of the United States, the Republic of India or any other country, or of any governmental or regulatory authority or securities exchange or market or automated quotation system, the provisions of or regulation governing any deposited securities, any present or future provision of our charter, any act of God, war, terrorism, nationalization or other circumstance beyond its control shall prevent or delay, or shall cause it to be subject to any civil or criminal penalty in connection with any act which the deposit agreement or the ADRs provide shall be done or performed by it;

•	it exercises or fails to exercise discretion under the deposit agreement or the ADR;

•

it takes any action or inaction in reliance upon the advice of or information from legal counsel, accountants, any person presenting shares for deposit, any registered holder of ADRs, or any other person believed by it to be competent to give such advice or information;

•	it performs its obligations under the deposit agreement without gross negligence or willful misconduct; or

•	it relies upon any written notice, request, direction, instruction or document believed by it to be genuine and to have been signed, presented or given by the proper party or parties.

Neither the depositary nor its agents have any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADRs. We and our agents shall only be obligated to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADRs, which in our opinion may involve us in expense or liability, if indemnity satisfactory to us against all expense (including fees and disbursements of counsel) and liability is furnished as often as we require.

The depositary will not be liable for the price received in connection with any sale of securities or any delay or omission to act nor will the depositary be responsible for any error or delay in action, omission to act, default or negligence on the part of the party retained in connection with any sale or proposed sale of securities.

The depositary may own and deal in any class of securities and in ADSs.

Disclosure of Interest in ADSs

From time to time we may request ADR holders and beneficial owners of ADSs to provide information as to:

•	the capacity in which they own or owned ADSs;

•	the identity of any other persons then or previously interested in such ADSs; and

•	the nature of such interest and various other matters.

Investors in ADSs agree to provide any information requested by us or the depositary pursuant to the deposit agreement. The depositary has agreed to use reasonable efforts, without risk, liability or expense on the part of the depositary, to comply with written instructions received from us requesting that it forward any such requests to investors in ADSs and other holders and beneficial owners and to forward to us any responses to such requests to the extent permitted by applicable law.

We may restrict transfers of the shares where any such transfer might result in ownership of shares in contravention of, or exceeding the limits under, applicable law or our organizational documents. We may also instruct ADR holders that we are restricting the transfers of ADSs where such a transfer may result in the total number of shares represented by the ADSs beneficially owned by ADR holders contravening or exceeding the limits under the applicable law or our organizational documents. We reserve the right to instruct ADR holders to deliver their ADSs for cancelation and withdrawal of the shares underlying such ADSs and holders agree to comply with such instructions.

Requirements for Depositary Actions

We, the depositary or the custodian may refuse to:

•	issue, register or transfer an ADR or ADRs;

•	effect a split-up or combination of ADRs;

•	deliver distributions on any such ADRs; or

•	permit the withdrawal of deposited securities (unless the deposit agreement provides otherwise), until the following conditions have been met:

•	the holder has paid all taxes, governmental charges and fees and expenses as required in the deposit agreement;

•	the holder has provided the depositary with any information it may deem necessary or proper, including, without limitation, proof of identity and the genuineness of any signature, and information as to citizenship, residence, exchange control approval, beneficial ownership of any securities, compliance with applicable law, regulations, provisions of or governing deposited securities and terms of the deposit agreement and the ADRs; and

•	the holder has complied with such regulations as the depositary may establish consistent with the deposit agreement.

The depositary may also suspend the issuance of ADSs, the deposit of shares, the registration, transfer, split-up or combination of ADRs, or the withdrawal of deposited securities (unless the deposit agreement provides otherwise), if the register for ADRs or any deposited securities is closed or if any such action is deemed advisable by the depositary.

Books of Depositary

The depositary or its agent will maintain a register for the registration, registration of transfer, combination and split-up of ADRs, which, in the case of registered ADRs, shall include the depositary’s direct registration system. ADR holders may inspect the depositary’s designated records at all reasonable times. Such register may be closed at any time from time to time, when deemed expedient by the depositary.

The depositary will maintain facilities for the delivery and receipt of ADRs.

Pre-release of ADSs

The depositary may issue ADSs prior to the receipt of shares and deliver shares prior to the receipt of ADSs for the withdrawal of deposited securities. Each such transaction is called a pre-release of the ADSs. A pre-release is closed out as soon as the underlying shares (or other ADSs) are delivered to the depositary. The depositary may pre-release ADSs only if:

•	the person or entity to whom ADSs or shares will be delivered:

•	represents that, at the time of the pre-release, the applicant or its customer owns the shares or ADSs to be delivered;

•

agrees to indicate the depositary as owner of such shares or ADSs in its records and to hold such shares or ADSs in trust for the depositary until they have been delivered to the depositary or custodian;

•	unconditionally guarantees to deliver the shares or ADSs to the depositary or custodian, as applicable;

•	agrees to any additional restrictions or requirements that the depositary deems appropriate; and

•	the depositary has received collateral for the full market value of the pre-released ADSs or shares.

In general, the number of pre-released ADSs and shares is limited to 30% of all ADSs outstanding at any given time (without giving effect to those ADSs issued prior to the receipt of shares). However, the depositary may change or disregard such limit from time to time as it deems appropriate. The depositary may also set limits with respect to the number of ADSs and shares involved in pre-release transactions with any one person on a case-by-case basis as it deems appropriate. The depositary may retain for its own account any compensation received by it in conjunction with pre-release transactions, including earnings on collateral but excluding the collateral itself.

The Depositary

The depositary is JPMorgan Chase Bank, N.A., a commercial bank offering a wide range of banking services to its customers both domestically and internationally. JPMorgan Chase Bank, National Association is a wholly-owned bank subsidiary of JPMorgan Chase &Co., a Delaware corporation.

DIVIDEND POLICY

We have paid dividends every year since fiscal 1997. The following table sets forth, for the periods indicated, the dividend per equity share and the total amount of dividends declared on the equity shares, both exclusive of dividend tax. All dividends were paid in rupees.

	Dividend per equity share		Total amount of dividends declared
			(in millions)
Relating to Fiscal	Rs.	US$	Rs.	US$
2014	6.85	0.105	16,433.5	252.4
2015	8.00	0.123	20,052.0	308.0
2016	9.50	0.146	24,017.8	368.9
2017	11.00	0.169	28,188.0	432.9
2018	13.00	0.200	33,736.2	518.1

Our dividends are generally declared and paid in the fiscal following the fiscal to which they relate. Under Indian law, a company pays dividends upon a recommendation by its board of directors and approval by a majority of the shareholders at the annual general meeting of shareholders held within six months of the end of each fiscal. The shareholders have the right to decrease but not to increase the dividend amount recommended by the Board of Directors.

We pay a 17.7647% direct tax in respect of dividends paid by us. In addition, we pay a 12.0% surcharge on 17.7647% direct tax and an add-on education cess at the rate of 3.0% (4.0% effective April 1, 2018) of the total dividend distribution tax and surcharge. These are direct taxes paid by us; these taxes are not payable by shareholders and are not withheld or deducted from the dividend payments set forth above. The tax rates imposed on us in respect of dividends paid in prior periods varied. Further, as per the provisions of Section 115BBDA of the Indian Income Tax Act, 1961, if the dividend income of a certain specified resident exceeds Rs.1.0 million, such dividend would be taxed at the rate of 10% plus surcharge and education cess on any amount exceeding Rs.1.0 million per shareholder.

Future dividends will depend on our revenues, cash flows, financial condition (including capital position) and other factors. ADS holders will be entitled to receive dividends payable in respect of the equity shares represented by ADSs. One ADS represents three equity shares. Cash dividends in respect of the equity shares represented by ADSs will be paid to the depositary in Indian rupees and, except in certain instances, will be converted by the depositary into U.S. dollars. The depositary will distribute these proceeds to ADS holders. The equity shares represented by ADSs will rank equally with all other equity shares in respect of dividends.

PLAN OF DISTRIBUTION

We may offer and sell ADSs in one or more transactions from time to time to or through underwriters, who may act as principals or agents, directly to other purchasers or through agents to other purchasers or through any combination of these methods.

A prospectus supplement relating to a particular offering of ADSs may include the following information:

•	the terms of the offering;

•	the names of any underwriters or agents;

•	the purchase price of the ADSs;

•	the net proceeds to us from the sale of the ADSs;

•	any delayed delivery arrangements; and

•

any underwriting discounts and commissions, and other items constituting underwriters’ compensation; any initial public offering price; and any discounts or concessions allowed or re-allowed or paid to dealers.

The distribution of the ADSs may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices as set forth in a prospectus supplement with respect to such transaction.

RESTRICTIONS ON FOREIGN OWNERSHIP OF INDIAN SECURITIES

The Government regulates ownership of Indian companies by non-residents. Foreign investment in Indian securities is generally regulated by the Consolidated Policy on Foreign Direct Investment (the “FDI Policy”) issued by the Government and the Foreign Exchange Management Act, 1999 (the “Foreign Exchange Management Act”). The Foreign Exchange Management Act, when read together with the regulations issued in relation thereto by the RBI, permits transactions involving the inflow or outflow of foreign exchange and empowers the RBI to prohibit or regulate such transactions.

The Foreign Exchange Management Act has eased restrictions on current account transactions by non-residents. However, the RBI continues to exercise control over capital account transactions (i.e. those that alter the assets or liabilities, including contingent liabilities, of persons). The RBI has issued regulations under the Foreign Exchange Management Act to regulate the various kinds of capital account transactions, including certain aspects of the purchase and issuance of shares of Indian companies. Amendments to the Foreign Exchange Management Act have been issued (the “FEMA Amendments”) as a part of the Finance Act, 2015, which restrict the role of the RBI to regulating capital account transactions relating to debt only. As a result of the amendments, the purchase and issuance of shares of Indian companies will be regulated by the Government. The effective date of the FEMA Amendments has not yet been notified. As a result, the Government will also have to issue appropriate rules and regulations that will replace the regulations issued by the RBI in relation to the type of capital account transactions that the Government will now regulate in accordance with the FEMA Amendments.

Further, on November 7, 2017, the RBI notified the Foreign Exchange Management (Transfer or Issue of Security by a Person Resident Outside India) Regulations, 2017 (the “FEMA Transfer or Issue of Security Regulations 2017”) to regulate the transfer by, or issue of securities to, persons resident outside India. The FEMA Transfer or Issue of Security Regulations 2017 prescribe that no prior consent and approval is required from the RBI for foreign direct investment (“FDI”) under an “automatic route” for certain industries within specified sectoral caps. In respect of all industries that do not fall under the automatic route, and in respect of investments under the automatic route, but in excess of the specified sectoral limits, approval may be required from the relevant ministry/ministries of the Government and/or the RBI.

Under the current foreign investment rules, the following restrictions are applicable to non-resident ownership:

Foreign Direct Investment

The Government has put in place a policy framework on FDI that is embodied in the circular on Consolidated FDI Policy, which is generally updated every year to include the regulatory changes effected in the interim. The Department of Industrial Policy and Promotion (“DIPP”), Ministry of Commerce & Industry, Government makes policy pronouncements on FDI through press notes/press releases which are notified by the RBI as amendments to the FEMA Transfer or Issue of Security Regulations 2017. These notifications take effect from the date of issue of the press notes/press releases, unless specified otherwise therein. The procedural instructions are issued by the RBI vide A.P. (DIR Series) Circulars. The regulatory framework, over a period of time, thus, consists of acts, regulations, press notes, press releases and clarifications that are consolidated in the circular on Consolidated FDI Policy from time to time.

The present Consolidated FDI Policy subsumes and supersedes all press notes, press releases, clarifications and circulars issued by the DIPP that were in force as of August 27, 2017, and reflects the FDI Policy as of August 28, 2017. Certain actions such as those listed below require government approval in consultation with the DIPP by way of prior approval from the administrative ministries or departments:

•	foreign investments, including a transfer of shares, in excess of specified sectoral caps;

•

transfer of control and/or ownership (as a result of a share transfer and/or new share issuance) pursuant to an amalgamation, merger, or acquisition of an Indian company engaged in an activity having limitations on foreign ownership, currently owned or controlled by resident Indian citizens and Indian companies, which are owned or controlled by resident Indian citizens to a non-resident entity;

•

foreign investments in a non-operating company which does not have any downstream investments for undertaking activities which are under Government route. Further, as and when such a company commences business or makes downstream investment, it will have to comply with the relevant sectoral conditions on entry route, conditionalities and caps;

•	foreign investments by an unincorporated entity in certain cases; and

•	foreign investment by swap of shares for sectors under the Government approval route.

On May 24, 2017, the Government announced its approval to phase out the Foreign Investment Promotion Board (“FIPB”), which had been set up to regulate all foreign direct investment into India and whose approval was required for foreign investment in certain sectors, including defense and public sector banks. The DIPP has also issued the Standard Operating Procedure (“SOP”) for processing of applications and the decision of the Government under the existing FDI Policy. The SOP provides a list of administrative ministries and departments competent to grant approval in relation to the corresponding sector and the procedure for obtaining such approval. The abolition of the FIPB and the SOP are both set out in the Consolidated FDI Policy dated August 28, 2017.

A person residing outside India or any entity incorporated outside India has general permission to purchase shares, convertible debentures or preference shares of an Indian company subject to certain terms and conditions. Further, a citizen of Bangladesh or Pakistan or any entity incorporated in Bangladesh or Pakistan may, with the prior approval of the Government, purchase shares, convertible debentures or preference shares of an Indian company subject to certain prescribed terms and conditions.

Subject to certain exceptions, FDI and investment by non-resident Indians in Indian companies do not require the prior approval of the Government (acting through the concerned ministries or departments, in consultation with the DIPP and the Ministry of Commerce and Industry) or the RBI. The Government has indicated that in all cases where FDI is allowed under the automatic route pursuant to the Consolidated FDI Policy, the RBI would continue to be the primary agency for the purposes of monitoring and regulating foreign investment. For cases that do require an FDI approval, including cases approved by the Government in the past, the monitoring and compliance of conditions shall be done by the concerned administrative ministries and departments. Further, in cases where the approval of the Government is obtained, no approval of the RBI is required. In both cases, the prescribed applicable norms with respect to determining the price at which the shares may be issued by the Indian company to the non-resident investor would need to be complied with and a declaration in the prescribed form, detailing the foreign investment, must be filed with the RBI once the foreign investment is made in the Indian company. The foregoing description applies only to an issuance of shares by, and not to a transfer of shares of, Indian companies.

The Government has set up the Foreign Investment Implementation Authority (the “FIIA”), in the Ministry of Commerce and Industry. The FIIA has been mandated to (i) translate FDI approvals into implementation, (ii) provide a proactive one-stop after-care service to foreign investors by helping them obtain necessary approvals, (iii) sort out operational problems and (iv) meet with various government agencies to find solutions to foreign investment problems and maximize opportunities through a cooperative approach.

In May 2016, the RBI issued the Reserve Bank of India (Ownership in Private Sector Banks) Directions, 2016. These guidelines prescribe requirements regarding shareholding and voting rights in relation to all private sector banks licensed by the RBI to operate in India. In relation to foreign investment in private sector banks in India, the guidelines state that the foreign investment limits and sub-limits and also computation of foreign investment in private sector banks shall be as specified in the FDI Policy and the Foreign Exchange Management Act, and regulations made in relation thereto, as amended from time to time. As per the Consolidated FDI Policy dated August 28, 2017 issued by the Government, the following restrictions are applicable to foreign ownership in the Bank:

•

Foreign investors may own up to 74.0% of the equity shares of a private sector Indian banking company subject to compliance with guidelines issued by the RBI from time to time. FDI up to 49.0% is permitted under the automatic route and FDI above 49.0% and up to 74.0% requires prior approval of the FIPB. It includes FDI, ADSs, Global Depositary Receipts and investments by foreign portfolio investors (“FPIs”) under the foreign portfolio investment scheme and also by non-resident Indians. In addition, it encompasses shares acquired by subscription in private placements and public offerings and acquisitions of shares from existing shareholders. Aggregate foreign investment in the Bank from all sources is allowed up to a maximum of 74.0% of the paid-up capital of the Bank. At least 26.0% of the paid-up capital would have to be held by Indian residents, except in the case of a wholly-owned subsidiary of a foreign bank.

•

An FPI may invest in the capital of an Indian banking company in the private sector under the portfolio investment scheme which limits the individual holding of an FPI below 10.0% of the capital of the Indian banking company. The aggregate limit for FPI investment is limited to 24.0% of the capital of the Indian banking company. Subject to a resolution of the board of directors, a special resolution of the shareholders and prior notification to the RBI, this limit may be raised to 74.0% of the total paid-up capital of a private sector banking company. No single non-resident Indian may own more than 5.0% of the total paid-up capital of a private sector banking company and the aggregate limit cannot exceed 10.0% of the total paid-up capital. However, non-resident Indians holdings can be allowed up to 24.0% of the total paid-up capital provided the banking company passes a special resolution of the shareholders to that effect and gives prior notification to the RBI. In addition, overseas corporate bodies (i.e. entities in which non-resident Indians hold at least 60%) are not permitted to invest under the portfolio investment scheme though they may continue to hold investments that have already been made under the portfolio investment scheme until such time as these investments are sold on the stock exchange. The existing individual and aggregate investment limits for an FPI in the Bank is 10.0% and 74.0% of the total paid-up equity share capital of the Bank, respectively.

•

Further, SEBI, through its circular dated April 5, 2018, put in place a new system for monitoring the foreign investment limits in listed Indian companies, and by its circular dated May 17, 2018, directed that the system be made operational from June 1, 2018. Accordingly, the listed Indian company shall have to appoint any one depository as its designated depository to facilitate the monitoring of the foreign investment limits. The Bank has appointed CDSL as the designated depository for this purpose.

FPI Regulations

The Securities and Exchange Board of India (Foreign Portfolio Investors) Regulations, 2014 (the “FPI Regulations”) have replaced the Securities and Exchange Board of India (Foreign Institutional Investors) Regulations, 1995 (the “FII Regulations”) and the regime for investments by qualified foreign investors (“QFIs”). The FPI Regulations were notified on January 7, 2014 and came into effect on June 1, 2014. In terms of the FPI Regulations, an FII who holds a valid certificate of registration from the SEBI shall be deemed to be a registered FPI until the expiry of the block of three years for which fees have been paid as per the FII Regulations. An FII shall not be eligible to invest as an FII after registering as an FPI under the FPI Regulations.

Further, a QFI could continue to buy, sell or otherwise deal in securities until May 31, 2015 or until the QFI obtained a certificate of registration as FPI, whichever occurred earlier.

The FPI Regulations specify that the shares purchased by a single FPI or an investor group (which means the same set of ultimate beneficial person(s) investing through multiple entities) must be below 10.0% of the issued capital of a company. All existing investments by FIIs/QFIs/sub-accounts are grandfathered, i.e. if an FPI already holds 10.0% of the issued capital of a company, it is not required to divest its existing holdings to comply with the stipulation to hold “below 10.0%”.

Under the FPI Regulations, an FPI may issue, subscribe to or otherwise deal in offshore derivative instruments (“ODIs”) only if such ODIs are issued (i) to persons that are regulated by an appropriate foreign regulatory authority; and (ii) after compliance with applicable “know your client” norms. However, unregulated broad based funds, which are classified as Category II FPIs by virtue of their investment manager being appropriately regulated cannot issue, subscribe to or otherwise deal in ODIs, directly or indirectly. Further, no Category III FPI can issue, subscribe to or otherwise deal in ODIs, directly or indirectly. Any ODI issued under the FII Regulations before commencement of the FPI Regulations is deemed to have been issued under the FPI Regulations. On November 24, 2014, the SEBI issued a circular aligning the applicable eligibility and investment norms between the FPI regime and subscription through the ODI route. It has been clarified that an FPI can issue ODIs only to those subscribers who: (i) meet the eligibility criteria that are applicable to Category I FPI and Category II FPI under the FPI Regulations; and (ii) do not have “opaque structures”, as defined under the FPI Regulations. It has also been clarified that the investment restrictions applicable to FPIs under the FPI Regulations will apply to subscribers of ODIs as well. Existing ODI positions which are not in accordance with the SEBI circular dated November 24, 2014 may continue until the ODI contract expires.

In June 2016, the SEBI directed all the issuers of ODIs to identify and verify the beneficial owners in the subscriber entities who hold in excess of 25%, in the case of a company, and 15%, in the case of partnership firms, trusts and unincorporated bodies. ODI issuers are also required to identify and verify the person(s) who control the operations when no beneficial owner is identified based on the materiality threshold. Prescribed documents for verification of the ODI subscribers and the beneficial owners are required to be submitted by the ODI issuers, and the ODI issuers are also required to file suspicious transaction reports in relation to the ODIs issued by it, if any, with the Indian Financial Intelligence Unit. The new guidelines came into effect on July 1, 2016.

Investors in ADSs do not need to seek the specific approval from the Government to purchase, hold or dispose of their ADSs. Notwithstanding the foregoing, if an FPI, non-resident Indian or overseas corporate body were to withdraw its equity shares from the ADS program, its investment in the equity shares would be subject to the general restrictions on foreign ownership.

Issue of securities through the depository receipt mechanism

Issue of securities through the depository receipt mechanism by Indian companies is governed by the Companies Act, the Companies (Issue of Global Depository Receipts) Rules, 2014 and the Depository Receipts Scheme, 2014 (the “DR Scheme”).

The Government notified the DR Scheme on October 21, 2014, which came into force on December 15, 2014. Consequently, the Issue of Foreign Currency Convertible Bonds and Ordinary Shares (Through Depository Receipt Mechanism) Scheme, 1993 has been repealed except to the extent relating to foreign currency convertible bonds.

Under the DR Scheme, an Indian company, listed or unlisted, private or public, is permitted to issue securities, including equity shares, through the depository receipt mechanism if such company has not been specifically prohibited from accessing capital markets or dealing in securities. Permissible securities that can be issued by an Indian company through the depository receipt mechanism are “securities” as defined under the Securities Contracts (Regulation) Act, 1956, which includes, inter alia, shares, bonds, derivatives and units of mutual funds, and similar instruments issued by private companies, provided that such securities are in dematerialized form.

An Indian company can issue securities to a foreign depository for the purpose of issuing depository receipts through any mode permissible for the issue of such securities to other investors. The foreign depository can issue depository receipts by way of a public offering or private placement or in any other manner prevalent in the permissible jurisdiction. A “permissible jurisdiction” is defined as a foreign jurisdiction which is a member of the Financial Action Task Force on Money Laundering and whose securities market regulator is a member of the International Organization of Securities Commissions.

In terms of the DR Scheme, securities can be issued through the depository receipt mechanism up to such a limit that the aggregate underlying securities issued to foreign depositories for issuance of depository receipts along with securities already held by persons resident outside India does not exceed the applicable foreign investment limits prescribed by regulations framed under the Foreign Exchange Management Act. The depository receipts and the underlying securities may be converted into each other subject to the applicable foreign investment limit. It should be noted that the RBI guidelines relating to the acquisition by purchase or otherwise of shares of a private bank will apply to both resident and non-resident investors where such acquisition results in any person owning or controlling 5.0% or more of the paid up capital of the private bank.

The DR Scheme provides that underlying securities shall not be issued to a foreign depository for issuance of depository receipts at a price which is less than the price applicable to a corresponding mode of issuance to domestic investors.

In terms of the DR Scheme, the foreign depository is entitled to exercise voting rights, if any, associated with the underlying securities whether pursuant to voting instructions from the holder of depository receipts or otherwise. Further, a holder of depository receipts issued against underlying equity shares shall have the same obligations as if it is the holder of the equity shares if it has the right to issue voting instruction.

EXPERTS

The consolidated financial statements of HDFC Bank Limited as of March 31, 2018 and 2017 and for each of the years in the three-year period ended March 31, 2018, and management’s assessment of the effectiveness of internal controls over financial reporting as of March 31, 2018 have been incorporated by reference in this registration statement in reliance upon the reports of KPMG, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. KPMG’s address is 1st Floor, Lodha Excelus, Apollo Mills Compound, N. M. Joshi Marg, Mahalaxmi, Mumbai – 400 011, India.

LEGAL MATTERS

The validity of the ADSs offered pursuant to this prospectus and the validity of the equity shares represented by the ADSs offered hereby will be passed upon by Cyril Amarchand Mangaldas, our Indian counsel.

ENFORCEMENT OF CIVIL LIABILITIES

We are a limited liability company incorporated under the laws of India. Our directors and members of our senior management, and substantially all experts named in this prospectus and any prospectus supplement, reside in India. Substantially all of our assets are located outside of the United States. In addition, a substantial portion of the assets of our directors and members of our senior management and of the non-resident experts are located in India. As a result, it may be difficult to effect service of process within the United States upon these persons or to enforce in U.S. courts judgments obtained in U.S. courts against these persons, including judgments predicated upon the civil liability provisions of the federal securities laws of the United States.

Recognition and enforcement of foreign judgments is provided for under Section 13 and Section 44A of the Code of Civil Procedure, 1908 (the “Indian Civil Procedure Code”) on a statutory basis. Section 13 of the Indian Civil Procedure Code provides that a foreign judgment shall be conclusive regarding any matter directly adjudicated upon between the same parties or parties litigating under the same title, except: (i) where the judgment has not been pronounced by a court of competent jurisdiction; (ii) where the judgment has not been given on the merits of the case; (iii) where it appears on the face of the proceedings that the judgment is founded on an incorrect view of international law or a refusal to recognize the law of India in cases in which such law is applicable; (iv) where the proceedings in which the judgment was obtained were opposed to natural justice; (v) where the judgment has been obtained by fraud; and (vi) where the judgment sustains a claim founded on a breach of any law then in force in India.

India is not a party to any international treaty in relation to the recognition and enforcement of foreign judgments. Section 44A of the Indian Civil Procedure Code provides that where a foreign judgment has been rendered by a superior court (within the meaning of that section) in any country or territory outside India which the Government has by notification declared to be a reciprocating territory, it may be enforced in India by proceedings in execution as if the judgment had been rendered by a competent court in India. Under Section 14 of the Civil Procedure Code, a court in India will, upon the production of any document purporting to be a certified copy of a foreign judgment, presume that the foreign judgment was pronounced by a court of competent jurisdiction, unless the contrary appears on record but such presumption may be displaced by proving want of jurisdiction. However, Section 44A of the Indian Civil Procedure Code is applicable only to monetary decrees not being in the nature of any amounts payable in respect of taxes or other charges of a like nature or in respect of a fine or other penalties and does not include arbitration awards. The United States has not been declared by the Government to be a reciprocating territory for the purposes of Section 44A.

A judgment of a court which is not in a reciprocating territory may be enforced in India only by a fresh suit upon the judgment and not by proceedings in execution.

The suit must be brought in India within three years from the date of the foreign judgment in the same manner as any other suit filed to enforce a civil liability in India. It is unlikely that a court in India would award damages on the same basis as a foreign court if an action were brought in India. Furthermore, it is unlikely that an Indian court would enforce foreign judgments if it viewed the amount of damages awarded as excessive or inconsistent with public policy. A party seeking to enforce a foreign judgment in India is required to obtain prior approval from the RBI under the Foreign Exchange Management Act to execute such a judgment or to repatriate any amount recovered, and any such amount may be subject to income tax in accordance with applicable laws. Any judgment in a foreign currency would be converted into rupees on the date of judgment and not on the date of payment.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION

FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

ANNEX A: UNAUDITED REVERSE RECONCILIATION OF SELECTED FINANCIAL INFORMATION

We incorporate by reference in this prospectus certain financial information as of and for the three months ended June 30, 2018 and the three months ended June 30, 2017 based on our results prepared in accordance with Indian GAAP. The basis of the consolidated audited financial information incorporated by reference in this prospectus, which is presented in accordance with U.S. GAAP, is different from Indian GAAP in certain respects. We present below a reverse reconciliation from U.S. GAAP to Indian GAAP of total equity and net income as of and for the year ended March 31, 2018.

The following table is a reconciliation of consolidated shareholders’ equity in accordance with U.S. GAAP to consolidated shareholders’ funds determined under Indian GAAP as of March 31, 2018.

Particulars	As of March 31, 2018
(Rs. in millions)
Shareholders’ equity in accordance with U.S. GAAP	1,174,163.6
Significant differences between U.S. GAAP and Indian GAAP
(a) Allowance for credit losses	1,085.0
(b) Loan acquisition costs and fees	(11,238.7)
(c) Investments	3,020.0
(d) Deferred income taxes	(6,535.4)
(f) Provisions for guarantees	2,548.0
(g) Foreign exchange and derivatives	(1,052.1)
(h) Business combination	(67,015.4)
Others	1016.2

Shareholders’ funds under Indian GAAP	1,095,991.2

The following table is a reconciliation of consolidated net income in accordance with U.S. GAAP to consolidated net profit determined under Indian GAAP for the year ended March 31, 2018.

Particulars	Year ended March 31, 2018
(Rs. in millions)
Consolidated net income in accordance with U.S. GAAP	178,514.9
Significant differences between U.S. GAAP and Indian GAAP
(a) Allowance for credit losses	4,152.1
(b) Loan acquisition costs and fees	(2,183.9)
(c) Investments	(1,820.4)
(d) Deferred income taxes	(753.9)
(e) Stock based compensation	6,594.6
(f) Provisions for guarantees	1,528.4
(g) Foreign exchange and derivatives	(932.8)
Others	1.2

Consolidated net profit determined under Indian GAAP	185,100.2

The following are the principal differences between U.S. GAAP and Indian GAAP that apply to the Bank:

a. Allowance for credit losses

Under U.S. GAAP, the Bank establishes a specific allowance and records an unallocated allowance based on management’s best estimate of losses inherent in the loan portfolio, which includes troubled debt restructuring. The allowance for credit losses consists of allowances for retail loans and wholesale loans.

The Bank’s retail loan portfolio comprises a large number of homogeneous loans. The specific allowance on the retail loan portfolio is based on factors such as the nature of the underlying product, delinquency levels or the number of days the loan is past due, the nature of the security available and loan to value ratios for the respective loan against securities. The unallocated allowance for the retail loan portfolio is recorded by product type. The Bank establishes an unallocated allowance for loans in each product group based on its estimate of the overall portfolio quality, asset growth, economic conditions and other risk factors. The Bank estimates its unallocated allowance for retail loans based on an internal credit slippage matrix, which measures the Bank’s historic losses for its standard retail loan portfolio. Subsequent recoveries, if any, against write-offs, are adjusted to the Bank’s provision for credit losses in the consolidated statement of income.

The allowance for wholesale loans consists of specific and unallocated components. Specific allowance for such credit losses is based upon management’s view of the probability of recovery and the prevailing economic conditions. The Bank establishes specific allowances for each impaired wholesale loan customer in the aggregate for all facilities, including term loans, cash credits, bills discounted and lease finance, based on either the present value of expected future cash flows discounted at such loan’s effective interest rate or the net realizable value of the collateral if the loan is collateral dependent. Loans are charged off against the allowance when management believes that the loan balance cannot be recovered. Subsequent recoveries, if any, against write-offs, are adjusted to the Bank’s provision for credit losses in the consolidated statement of income. In light of the significant growth in the size and diversity of its wholesale loan portfolio, the Bank also establishes an unallocated allowance for its wholesale standard loans based on its estimate of the overall portfolio quality, asset growth, economic conditions and other risk factors. The Bank estimates its wholesale unallocated allowance based on an internal credit slippage matrix, which measures the Bank’s historic losses for its standard wholesale loan portfolio.

Under Indian GAAP, Specific loan loss provisions in respect of non-performing advances are made based on management’s assessment of the degree of impairment of wholesale and retail advances, subject to the minimum provisioning level prescribed by the RBI. The specific provision levels for retail non-performing assets are also based on the nature of the underlying product and delinquency levels. Specific loan loss provisions in respect of non-performing advances are charged to the Statement of Profit and Loss and included under Provisions and Contingencies. Non-performing advances are written off in accordance with the Bank’s policies. Recoveries from bad debts written-off are recognized in the Statement of Profit and Loss and included under Other Income.

In relation to non-performing derivative contracts, as per applicable RBI guidelines, the Bank makes a provision for the entire amount of overdue and future receivables relating to the positive marked-to-market value of the derivative contracts. The Bank maintains a general provision for standard assets including credit exposures computed as per the current marked-to-market values of the respective interest rate and foreign exchange derivative contracts, and gold at levels stipulated by RBI from time to time. In the case of overseas branches, a general provision on standard advances is maintained at the higher of the levels stipulated by the respective overseas regulator or RBI.

Provisions made in addition to the Bank’s policy for specific loan loss provisions for non-performing assets and regulatory general provisions are categorized as floating provisions. Creation of floating provisions is considered by the Bank up to a level approved by the Board of Directors. In accordance with the RBI guidelines and per the policy approved by the Board, floating provisions are only used for contingencies under extraordinary circumstances and for making specific provisions for impaired accounts as per these guidelines or any regulatory guidance or instructions.

In addition to the above, the Bank makes contingent provisions on a prudential basis on advances or exposures that are not non-performing assets, but where the Bank has reason to believe on the basis of the environment or specific information, or of relevant regulatory guidance or instructions, that a slippage of a specific advance or a group of advances or exposures or potential exposures is possible.

b. Loan acquisition costs and fees

Loan acquisition costs principally consist of commissions paid to third-party referral agents who obtain loans. Under U.S. GAAP, such costs and fees, other than nominal loan application fees which offset the related costs incurred, are deferred and amortized as a yield adjustment over the life of the loans. Under Indian GAAP, such costs are expensed as incurred and the fees are recognized as income when due.

c. Investments

Under both U.S. GAAP and Indian GAAP, Investments are classified as held for trading (“HFT”), held to maturity (“HTM”) or available for sale (“AFS”), based on management’s holding intent at the time of purchase.

Under U.S. GAAP, HFT investments are marked to market on each balance sheet date with both unrealized gains and losses included in net income. Under Indian GAAP, HFT investments are also marked to market, and any net unrealized loss arising on a portfolio basis is recognized in the statement of income, but net unrealized gains arising on a portfolio basis are not recognized.

Under U.S. GAAP, AFS investments are carried at their fair values with both unrealized gains and losses recorded in accumulated comprehensive income, a component of share holders’ equity. Under Indian GAAP, AFS investments are marked to market and any net unrealized loss arising on a portfolio basis is recognized in the statement of income, whilst net unrealized gains arising on a portfolio basis are not recognized.

Under U.S. GAAP, HTM investments are carried at amortized cost. Under Indian GAAP, HTM securities are carried at acquisition cost or at amortized cost if purchased at premium. Under both U.S. GAAP and Indian GAAP, an impairment loss is recognized for any impairment that is other than temporary. Under U.S. GAAP, an investment in an equity or debt security is impaired if its fair value falls below its cost and the decline is considered other than temporary. Factors considered in determining whether a loss is temporary include length of time and extent to which the fair value has been below cost and whether the Bank intends to sell or will be required to sell the security until the forecasted recovery.

Under Indian GAAP, transfers from the HTM category to the AFS category are permitted for any reason once a year, or more frequently if the RBI permits banks to do so. Under U.S. GAAP, such transfers are only permitted for certain specified reasons. Because of such transfers under Indian GAAP, the Bank has not established an HTM portfolio under US GAAP.

Under U.S. GAAP, purchased premiums and discounts are both amortized as yield adjustments over the life of the related instrument. Under Indian GAAP, purchased discounts are not amortized but are recognized upon sale or maturity of the instrument.

d. Deferred income taxes

Under U.S. GAAP, deferred tax assets and liabilities are recognized for future tax consequences of temporary differences between the carrying value of assets and liabilities and their respective tax bases, and operating loss carried forward, if any. Deferred tax assets are recognized subject to management’s judgment that realization is more likely than not. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the temporary differences are expected to be received or settled. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in the income statement for the period of enactment of the change.

Under Indian GAAP, deferred tax assets and liabilities are recognized for the future tax consequences of timing differences between the carrying values of assets and liabilities and their respective tax bases, and operating loss carried forward, if any. Deferred tax assets and liabilities are measured using the enacted or substantive enacted tax rates applicable on the balance sheet date. Deferred tax assets are recognized only to the extent there is reasonable certainty that the assets can be realized in future.

In addition, in the U.S. GAAP financial statements, the deferred tax effect of all other U.S. GAAP to Indian GAAP conversion differences is also recognized.

e. Stock based compensation

For U.S. GAAP purposes, the Bank has adopted the provisions of SFAS No. 123(R) “Accounting for Stock-Based Compensation” with effect from April 1, 2006. The fair value of stock-based compensation is estimated on the date of each grant based on a binomial pricing model.

Under Indian GAAP, the Bank uses the intrinsic value method to recognize its stock based compensation.

f. Provisions for guarantees

Under U.S. GAAP, the Bank makes provisions for probable loss on outstanding guarantees based on estimate of losses using a historical default rate. The Bank also recognizes the fair value of a guarantee as a liability (ASC 460).

Under Indian GAAP the Bank recognizes a provision only when it has a present obligation as a result of past event and it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and when a reliable estimate of the amount of the obligation can be made.

g. Foreign exchange and derivatives

Under U.S. GAAP, the Bank recognizes derivative instruments and forward exchange contracts, as assets or liabilities in the balance sheet and measures them at fair value, unless those instruments qualify to be accounted for as hedge contracts. For derivatives and forward exchange contracts not designated as a hedge, changes in fair value are recognized in net income in the period of change.

Under Indian GAAP, the Bank recognizes all derivative instruments and forward exchange contracts as assets or liabilities in the balance sheet and measures them at the market value as per generally accepted practices prevalent in the industry. Derivative contracts designated as hedges are not marked to market unless their underlying transaction is marked to market. In respect of derivative contracts that are marked to market, changes in the market value are recognized in the Statement of Profit and Loss in the relevant period. Accordingly, certain derivative contracts classified as hedges under Indian GAAP may not qualify as hedges under U.S. GAAP and are accounted for as trading derivatives with changes in fair value being recorded in the income statement.

h. Business combination

Under U.S. GAAP, the Bank accounts for acquired businesses using the purchase method of accounting which requires that the assets acquired and liabilities assumed be recorded at the date of acquisition at their respective fair values. The application of the purchase method requires certain estimates and assumptions, especially concerning the determination of the fair values of the acquired intangible and tangible assets, as well as the liabilities assumed at the date of the acquisition. The valuations are based on information available at the acquisition date. Purchase consideration in excess of the Bank’s interest and the net fair value of identifiable assets and liabilities acquired is recognized as goodwill. Intangible assets are amortized over their estimated useful lives.

Under Indian GAAP, amalgamation is permitted to be accounted for using the pooling of interest method. Accordingly, the assets and liabilities of acquired businesses are accounted at the values at which they appeared in the books of the amalgamated entity on the date of acquisition and provisions arising out of harmonization of accounting policies and estimates including those as prescribed in the amalgamation scheme are made for the difference between the net value appearing in the books of the acquired entity and value as determined by the acquirer. No goodwill or intangible assets were recognized in our past acquisitions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8. Indemnification of Directors and Officers.

Under Articles 223 and 224 of our Articles of Association:

“Subject to the provisions of the Act, every Director, Manager and every other officer or servant of the Company shall be indemnified by the Company against all costs, losses and expenses which any such Director, Manager, officer or servant may incur or become liable to by any reason of any contract entered into or act or thing done by him as such Director, Manager, officer or servant or in any way in the discharge of his duties including expenses, and it shall be the duty of Directors to pay the same out of the funds of the Company; and in particular, and so as not to limit the generality of the foregoing provisions, every Director, Manager and every other officer or servant of the Company shall be indemnified by the Company against all liabilities incurred by him as such Director, Manager, officer or servant, in defending any proceedings, whether civil or criminal, in connection with any application under Section 633 of the Act in which relief is granted by the Court, and the amount for which such indemnity is provided shall immediately attach as a lien on the property of the Company.”

“Subject to the provisions of Section 201 of the Act no Director, Manager or Wholetime Director or other Officer of the Company shall be liable for the acts, receipts, neglects or defaults of any other director or officer or for joining in any respect of other act for conformity or for any loss or expenses happening to the Company through the insufficiency or deficiency of title to any property acquired by order of the Directors in or upon which any of the moneys of the Company shall be invested or for any loss or damage arising from bankruptcy, insolvency or tortuous act of any person, company or corporation with whom any moneys, securities or effects shall be entrusted or deposited or for any loss occasioned by any error of judgment, omission or default or oversight on his part or for any other loss or damage or misfortune whatever which shall happen in the execution of the duties of his office or in relation thereto unless the same happens through his own dishonesty.”

Unless otherwise defined in this Item 8, capitalized terms shall have the same meanings as set forth in the Articles of Association.

Item 9. Exhibits.

The exhibits listed in the following table have been filed as part of this registration statement.

Number		Exhibit Description

1.1		Form of Underwriting Agreement.

4.1	*	Specimen of certificate representing the equity shares (exhibit included with the Registrant’s Form F-1/A filed on July 16, 2001).(P)

4.2	*	Form of Deposit Agreement, including, as an exhibit, the form of American Depositary Receipt (exhibit included with the Registrant’s Form F-1 filed on July 12, 2001, as amended by the exhibit included with the Registrant’s Form F-6EF filed on July 13, 2011 and as amended and restated by the exhibit included with the Registrant’s Form F-6 POS filed on September 9, 2015).

5.1		Opinion of Cyril Amarchand Mangaldas.

23.1		Consent of KPMG.

23.2		Consent of Cyril Amarchand Mangaldas (contained in Exhibit 5.1).

24.1		Powers of Attorney (included on signature page).

99.1		Certified copy of the resolutions passed by the Board of Directors of HDFC Bank Limited on December 20, 2017.

99.2		Certified copy of the resolutions passed at the meeting of the shareholders of HDFC Bank Limited held on January 18, 2018.

*	Incorporated by reference.
(P)	Paper filing.

Item 10. Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that subparagraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

To file a post-effective amendment to the registration statement to include any financial statements required by “Item 8.A. of Form 20-F” at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)	That, for the purpose of determining liability under the Securities Act, to any purchaser:

(i)

Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act, to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(7)

That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mumbai, India on July 30, 2018.

HDFC BANK LIMITED,

By:	/s/ Aditya Puri
Aditya Puri
Managing Director
(Principal Executive Officer)

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Aditya Puri and Sashidhar Jagdishan as his or her true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Shyamala Gopinath	Non-Executive Chairperson	July 30, 2018
Shyamala Gopinath

/s/ Aditya Puri	Managing Director (Principal Executive Officer)	July 30, 2018
Aditya Puri

/s/ Sashidhar Jagdishan	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	July 30, 2018
Sashidhar Jagdishan

/s/ Paresh Sukthankar	Deputy Managing Director	July 30, 2018
Paresh Sukthankar

/s/ Kaizad Bharucha	Executive Director	July 30, 2018
Kaizad Bharucha

/s/ Malay Patel	Non-Executive Director	July 30, 2018
Malay Patel

Signature	Title	Date

/s/ Partho Datta	Non-Executive Director	July 30, 2018
Partho Datta

/s/ Keki Mistry	Non-Executive Director	July 30, 2018
Keki Mistry

/s/ Sanjiv Sachar	Additional Director	July 30, 2018
Sanjiv Sachar

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT

Pursuant to the Securities Act of 1933, as amended, the undersigned, a duly authorized representative of HDFC Bank Limited in the United States, has signed this Registration Statement or amendment thereto in the City of New York, State of New York, on July 30, 2018.

DEPOSITARY MANAGEMENT CORPORATION

By:	/s/ George E. Boychuk

Name:	George E. Boychuk

Title:	Managing Director